This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

November 26, 2008

OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

ZI CORPORATION

at a price of US$0.40 for each common share
by

NUANCE COMMUNICATIONS, INC.

Nuance Communications, Inc. (the “Offeror” or “Nuance”), a Delaware corporation, hereby offers (the “Offer”) to purchase for cash, upon the terms and subject to the conditions described herein, all of the issued and outstanding common shares (“Common Shares”) of Zi Corporation (“Zi”), other than the Common Shares owned directly or indirectly by Nuance, and including any Common Shares that may become issued and outstanding after the date of this Offer but before the Expiry Time (as defined below) upon the conversion, exchange or exercise of any existing warrants or options of Zi or other rights to acquire Common Shares, at a price of US$0.40 per Common Share. The Offer is made only for the Common Shares and is not made for any warrants, options or other rights to acquire the Common Shares.

The Offer will be open for acceptance until 5:00 p.m. (Calgary time) on December 31, 2008 (the “Expiry Time”), unless extended or withdrawn by the Offeror.

The Offer is conditional upon, among other things, there being validly deposited to the Offer and not withdrawn at the Expiry Time such number of Common Shares that, excluding the Common Shares owned by the Offeror and its affiliates, constitutes at least 66 2/3% of the Common Shares outstanding, calculated on a fully-diluted basis. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Common Shares deposited in the Offer unless each of the conditions to the Offer is satisfied or, where permitted, waived by the Offeror at or prior to the Expiry Time. Each of the conditions of the Offer is set out in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

The Common Shares are listed under the symbol “ZIC” on the Toronto Stock Exchange (“TSX”) and under the symbol “ZICA” on the NASDAQ Capital Market (“NASDAQ”). On November 25, 2008, the last trading day prior to Nuance’s announcement of its intention to cause the Offeror to make the Offer, the closing price of the Common Shares was Cdn.$0.3350 on the TSX and US$0.2901 on the NASDAQ. The Offer represents a premium of approximately 46% and 38%, respectively, over the closing prices of the Common Shares on the TSX (based on the Bank of Canada daily noon rate on November 25, 2008 of Cdn.$1.00 = US$0.8191) and the NASDAQ on November 25, 2008, the date prior to announcement of the Offer by Nuance.

Holders of Common Shares (“Shareholders”) who wish to accept the Offer must properly complete and duly execute the accompanying letter of transmittal (the “Letter of Transmittal”) (printed on blue paper), or a facsimile thereof, and deposit it, together with certificate(s) representing their Common Shares and all other required documents, with Computershare Investor Services Inc. (the “Depositary”) or Computershare Trust Company N.A. (the “U.S. Forwarding Agent”) in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer (1) by following the procedures for book-entry transfer of the Common Shares described in Section 3 of the Offer to Purchase, “Manner of Acceptance — Book-Entry Transfer”, or (2) where the certificate(s) representing the Common Shares are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or if the certificate(s) and all other documents cannot be provided to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time, by following the procedures for guaranteed delivery described in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (printed on green paper), or a facsimile thereof. Persons whose Common Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offer.

Questions and requests for assistance may be directed to the Depositary, the U.S. Forwarding Agent or the Information Agent (as defined herein). Their contact details are provided at the end of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective addresses shown on the last page of this document.

No person has been authorized to give any information or make any representation other than those contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in the Offer to Purchase and Circular. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

FORWARD-LOOKING STATEMENTS

Certain statements contained in the accompanying Offer to Purchase and Circular, including, without limitation, under the Summary Term Sheet, Section 4 of the Circular, “Strategic Rationale” and Section 5 of the Circular, “Purpose of the Offer and the Offeror’s Plans for Zi”, in addition to certain statements contained elsewhere in this document, are “forward-looking statements” within the meaning of applicable U.S. and Canadian securities laws. Shareholders can identify these forward-looking statements by the use of words such as “expect”, “anticipate”, “estimate”, “believe”, “may”, “potential”, “intends”, “plans” and other similar expressions or statements that an action, event or result “may”, “could” or “should” be taken, occur or be achieved, or the negative thereof or other similar statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. Actual results could differ materially because of factors such as Nuance’s ability to achieve the synergies and value creation contemplated by the proposed transaction, Nuance’s ability to promptly and effectively integrate the businesses of Zi and Nuance, the timing to consummate the proposed transaction, any necessary actions to obtain required third party approvals and consents, and the diversion of management time on transaction-related issues and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2007 and Nuance’s quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These statements speak only as of the date of this document and the Offeror undertakes no obligation to update or revise the statements except as may be required by law.

i

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of said persons may be located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Shareholders should be aware that the purchase by the Offeror of the Common Shares held by them as described herein may have tax consequences that may not be fully described herein. See Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

EXCHANGE RATE INFORMATION

In the Offer to Purchase and Circular, except where otherwise indicated, all references to “dollars,” “US$” or “$” are in U.S. dollars. Canadian dollars are referred to as “Cdn.$”. The Bank of Canada daily noon exchange rate on November 25, 2008 was US$1.00 = Cdn.$0.8191.

NOTICE TO HOLDERS OF OPTIONS OR WARRANTS

The Offer is made only for Common Shares and is not made for any options, warrants or other rights to acquire Common Shares. Any holder of such options, warrants or other rights to acquire Common Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise the options, warrants or other rights in order to obtain certificates representing Common Shares that may be deposited in accordance with the terms of the Offer.

ii

iii

SUMMARY TERM SHEET

The following are some of the questions you, as a Shareholder, may have about our Offer and our answers to those questions. This summary term sheet provides important and material information about our Offer that is described in more detail elsewhere in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, but this summary term sheet may not include all of the information about our Offer that is important to you. Therefore, we urge you to read carefully the remainder of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. We have included cross-references in this summary term sheet to other sections of the Offer to Purchase and Circular to direct you to the sections of the Offer to Purchase and Circular in which a more complete description of the topics covered in this summary term sheet appear. As used in these questions and answers, “we” or “us” or “our” refers to Nuance Communications, Inc. Capitalized terms used but not defined in this summary term sheet have the meaning ascribed to them in the Glossary.

WHO IS OFFERING TO BUY MY COMMON SHARES?

We are Nuance Communications, Inc., a corporation incorporated under the laws of the State of Delaware, that is a publicly-held company and a leading provider of speech-based solutions for businesses and consumers worldwide. Nuance’s shares are traded on the NASDAQ under the symbol “NUAN”. See Section 1 of the Circular, “The Offeror”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN YOUR OFFER?

We are seeking to purchase all of the issued and outstanding Common Shares, other than the Common Shares owned by Nuance and its affiliates. See Section 1 of the Offer to Purchase, “The Offer”.

WHAT IS THE PURPOSE OF YOUR OFFER?

The purpose of our Offer is to enable us to acquire control of, and ultimately the entire equity interest in, Zi. See Section 5 of the Circular, “Purpose of the Offer and the Offeror’s Plans for Zi”.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT?

We are offering to pay US$0.40 per Common Share, without interest, unless you use a broker and have agreed to pay certain fees to such broker. All cash payable under the Offer will be denominated in U.S. dollars. See Section 1 of the Offer to Purchase, “The Offer”.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I DEPOSIT IN YOUR OFFER?

You will not be obligated to pay any brokerage fee or commission with respect to the purchase of Common Shares by us pursuant to our Offer if you are the record owner of the Common Shares and you accept our Offer by depositing your Common Shares directly with Computershare Investor Services Inc., the Depositary for our Offer, Computershare Trust Company N.A., or the U.S. Forwarding Agent for our Offer. If you own Common Shares through a broker or other nominee and such broker or nominee deposits Common Shares on your behalf, the broker or nominee may charge a fee for performing this service. See Section 3 of the Offer to Purchase, “Manner of Acceptance”.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR ALL OF THE COMMON SHARES THAT YOU ARE OFFERING TO PURCHASE?

Yes. We have sufficient funds to pay for all Common Shares that are accepted by us in our Offer, and to pay for the Compulsory Acquisition or the Second Stage Transaction that may follow the successful completion of our Offer. Our obligation to purchase Common Shares in our Offer is not subject to any financing condition. Our source of funds will be available cash on hand. See Section 7 of the Circular, “Source of Funds”, for additional information.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO DEPOSIT IN YOUR OFFER?

We do not believe that our financial condition is relevant to your decision whether to deposit your Common Shares in our Offer because the form of consideration consists solely of cash and we have sufficient cash on hand. Additionally, our Offer is not contingent upon our receipt of financing. Also, if we take up and pay for Common Shares validly deposited under the Offer

(the “Deposited Shares”), we intend to acquire the remaining Common Shares by way of a Compulsory Acquisition or, if such right of Compulsory Acquisition is not available or we elect not to pursue such right, by other means, such as a Second Stage Transaction involving Zi and us, for cash consideration per Common Share equal to the amount being offered in our Offer. See Section 6 of the Circular, “Acquisition of Common Shares Not Deposited”, and Section 7 of the Circular, “Source of Funds”.

HOW WILL MY OPTIONS BE TREATED?

In order to deposit the underlying Common Shares in our Offer, you should exercise your options pursuant to the terms of the plan governing the options, and deposit the Common Shares in our Offer in the same manner as other Common Shares. See “How Do I Accept and Deposit My Common Shares In Your Offer?” below.

HOW LONG DO I HAVE TO DECIDE WHETHER TO DEPOSIT MY COMMON SHARES IN YOUR OFFER?

You will have until 5:00 p.m. (Calgary time) on December 31, 2008 to deposit your Common Shares in our Offer, unless our Offer is extended or earlier withdrawn. Such time and date as may be extended is referred to in the Offer to Purchase and Circular as the “Expiry Time”. If you cannot deliver everything that is required in order to make a valid deposit by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER? WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

Subject to applicable law, we can extend our Offer at any time and from time to time for any reason. We are permitted to extend our Offer beyond its initial Expiry Date of December 31, 2008:

•	for such amount of time as we determine to be necessary to permit any of the conditions to our Offer to be satisfied;

•	for any period required by the rules, regulations or interpretations of the Canadian securities regulatory authorities and the SEC, or the staff thereof, applicable to our Offer; and

•	if we purchase Common Shares deposited in the Offer, we have the right, at our option, to extend such Offer to provide for a Subsequent Offering Period which is an additional period of time beginning on the day after the Expiry Time during which Shareholders may deposit their Common Shares and promptly receive the consideration paid for Common Shares during our Offer.

If on the date that our Offer expires, each of the conditions to our Offer set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”, has either been satisfied or waived, we may make available a Subsequent Offering Period under such Offer by extending such Offer on one occasion for a period of at least ten days from the date of notice of extension and not to exceed 20 business days from the Expiry Time. We do not currently intend to provide for a Subsequent Offering Period with respect to our Offer, but we reserve the right to do so in our sole discretion. If we provide for a Subsequent Offering Period, we will promptly take up and pay for all Common Shares validly deposited during the Subsequent Offering Period with respect to our Offer. Notwithstanding the provisions of U.S. federal securities laws relating to Subsequent Offering Periods, we will permit the withdrawal of deposited Shares during any Subsequent Offering Period, if there is one, at any time prior to such Common Shares being purchased by us under our Offer.

Subject to applicable law, we expressly reserve the right to waive any of the conditions to our Offer and to make any change in the terms of, or conditions to, our Offer prior to the Expiry Time.

See Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”, and Section 6 of the Offer to Purchase, “Withdrawal of Deposited Shares”.

HOW WILL I BE NOTIFIED IF YOUR OFFER IS EXTENDED?

If we extend our Offer, we will provide written notice to the Depositary, and we will cause the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders. We will also make a public announcement of the extension by issuing a press release no later than 9:00 a.m. (Toronto time) on the next business day after the scheduled Expiry Time and file a copy of the notice with securities regulatory authorities in Canada and the United States. If we decide to provide a Subsequent Offering Period, we will notify Shareholders when we announce the results of our Offer. See Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS IN YOUR OFFER?

We have the right to withdraw our Offer and not take up and pay for or extend the period of time during which the Offer is open for acceptance and to postpone taking up and paying for, any Common Shares deposited under our Offer unless each of the conditions applicable to such Offer described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, is satisfied or waived by us prior to the Expiry Time. These conditions include, without limitation, that Shareholders must validly tender and not withdraw before the expiration of our Offer a number of Common Shares, together with the Common Shares owned by the Offeror and its affiliates, constitutes at least 66 2/3% of the total number of outstanding Common Shares on a fully-diluted basis.

Our Offer is subject to certain other conditions as well, including, without limitation, that all governmental or regulatory approvals have been obtained, no legal impediments to the Offer exist, no event has occurred that has had a material adverse effect on Zi’s business or financial condition, no condition or term exists in an instrument or agreement to which Zi is bound that might make the Offer inadvisable, and the Offeror does not become aware of an untrue statement of material fact, or an omission to state a material fact that is required to make a statement not misleading in any document filed by or on behalf of Zi with any securities authorities. A more detailed discussion of the conditions to the consummation of our Offer can be found in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

Our obligation to purchase Common Shares under our Offer is not subject to any financing condition. See Section 7 of the Circular, “Source of Funds”, for information about our financing arrangements.

HOW DO I ACCEPT AND DEPOSIT MY COMMON SHARES IN YOUR OFFER?

To deposit all or a portion of your Common Shares in our Offer:

•	If you hold your Common Shares in your own name, to tender your Common Shares you must deliver the certificate(s) representing your Common Shares, together with a completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time.

•	You may also accept our Offer pursuant to the procedures for book-entry transfer detailed in the Offer to Purchase and Circular and have your Common Shares tendered by your nominee through CDS or DTC at or prior to the Expiry Time.

•	If you are unable to deliver any required document or instrument to the Depositary or the U.S. Forwarding Agent or complete the procedure for book-entry transfer by the Expiry Time, you may obtain additional time to do so by having a broker, a bank or other fiduciary that is an Eligible Institution guarantee that the missing items will be received by the Depositary within three TSX trading days after the Expiry Date. You may use the Notice of Guaranteed Delivery enclosed with the Offer to Purchase and Circular for this purpose. For the deposit to be valid, however, the Depositary must receive the missing items within that three trading-day period or your deposit will not be valid.

•	If your Common Shares are held in “street name” through a broker, dealer, bank, trust company or other nominee and you wish to deposit all or any portion of your Common Shares in our Offer, your Common Shares can only be deposited on your behalf by your broker or nominee to the Depositary.

See Section 3 of the Offer to Purchase, “Manner of Acceptance”.

CAN I WITHDRAW COMMON SHARES THAT I PREVIOUSLY DEPOSITED IN YOUR OFFER? UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY DEPOSITED COMMON SHARES?

You may withdraw all or a portion of your tendered Common Shares:

1.	at any time prior to your Common Shares being taken up by us;

2.	if your Common Shares have not been paid for by us within three business days after having been taken up; or

3.	up until the tenth day following the day we file a notice announcing that we have changed or varied our Offer unless, among other things, prior to filing the notice we had taken up your Common Shares or the change in our Offer consists solely of an increase in the consideration we are offering and the Offer is not extended for more than ten days or a variation consisting solely of a waiver of one or more conditions of our Offer.

See Section 6 of the Offer to Purchase, “Withdrawal of Deposited Shares”.

HOW DO I WITHDRAW PREVIOUSLY DEPOSITED SHARES?

To withdraw Common Shares that you have previously deposited in our Offer, you (or, if your Common Shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your Common Shares) must deliver or fax a written notice of withdrawal with the required information to the Depositary or the U.S. Forwarding Agent, depending on with whom you originally deposited your Common Shares, while you still have the right to withdraw your Common Shares. See Section 6 of the Offer to Purchase, “Withdrawal of Deposited Shares”.

WHEN MUST ZI’S BOARD OF DIRECTORS FORMALLY RESPOND TO OUR OFFER?

Under Canadian provincial securities laws, a directors’ circular must be prepared and delivered to Shareholders no later than 15 days from the date of the commencement of the Offer (except if the last day of the 15-day period does not fall on a business day, the period terminates at 11:59 p.m. on the next business day). Therefore, Zi must respond on or before December 11, 2008. This directors’ circular must include either a recommendation to accept or reject our Offer, and the reasons for their recommendation, or a statement that they are unable to make or are not making a recommendation and the reasons therefor.

Under U.S. federal securities laws, Zi has similar obligations, including the requirement to file with the SEC a response no later than ten business days from the date of the Offer to Purchase and Circular. Therefore, Zi must respond on or before December 11, 2008, as to whether it recommends acceptance or rejection of our Offer, that it has no opinion with respect to our Offer or that it is unable to take a position with respect to our Offer.

IF I ACCEPT THE OFFER, WHEN WILL I BE PAID?

If each of the conditions of our Offer is satisfied or waived by us, we will take up Common Shares validly deposited under the Offer and not withdrawn not later than ten days after the Expiry Time and will pay for the Deposited Shares taken up as soon as possible, but in any event not later than three business days after taking up the Deposited Shares. Subject to applicable law, any Common Shares deposited under the Offer after the date on which the Offeror first takes up Common Shares will be taken up and paid for not later than ten days after such deposit. See Section 7 of the Offer to Purchase, “Take Up of and Payment for Deposited Shares”.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY COMMON SHARES?

If each of the conditions of our Offer is satisfied or waived by us and we take up and pay for the Common Shares validly deposited pursuant to the Offer, we intend, to the extent possible, to acquire any Common Shares not deposited in the Offer for cash consideration per Common Share equal in value to the consideration paid under the Offer:

•	by Compulsory Acquisition, if at least 90% of the outstanding Common Shares (on a fully-diluted basis) are validly tendered pursuant to the Offer and not withdrawn; or

•	by a Second Stage Transaction, if a Compulsory Acquisition is not available or if we decide not to proceed with a Compulsory Acquisition and the Minimum Tender Condition is satisfied.

See Section 5 of the Circular, “Purpose of the Offer and the Offeror’s Plans for Zi”, and Section 6 of the Circular, “Acquisition of Common Shares Not Deposited”.

IF THE COMMON SHARES ARE DEPOSITED AND TAKEN UP, WILL ZI CONTINUE AS A PUBLIC COMPANY?

In all likelihood, no. Following the purchase of Common Shares in our Offer, if over 90% are purchased, we expect to consummate a Compulsory Acquisition. If less than 90% of the outstanding Common Shares are deposited and purchased in our Offer or if for some other reason we cannot complete a Compulsory Acquisition, but the Minimum Tender Condition is satisfied, we intend to complete a Second Stage Transaction to acquire the remaining publicly held Common Shares. See Section 6 of the Circular, “Acquisition of Common Shares Not Deposited”.

Even if for some reason a Compulsory Acquisition or Second Stage Transaction does not take place, if we purchase all of the Deposited Shares, then there may be so few remaining Shareholders and publicly held Common Shares that the Common Shares will no longer be eligible to be traded on the TSX or the NASDAQ, there may not be a public trading market for the Common Shares, and Zi may cease to make filings with the Canadian securities regulatory authorities and the SEC or otherwise no longer be required to comply with their rules relating to publicly held companies. See Section 13 of the Circular, “Effect of the Offer on the Market for Securities; Public Disclosure by Zi; Exchange Act Registration; Margin Requirements”.

WILL I HAVE THE RIGHT TO HAVE MY COMMON SHARES APPRAISED?

The completion of either a Compulsory Acquisition or a Second Stage Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Common Shares. See Section 6 of the Circular, “Acquisition of Common Shares Not Deposited”.

WHAT ARE THE MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF DEPOSITING COMMON SHARES IN YOUR OFFER?

In general, a Shareholder who, all for purposes of the Income Tax Act (Canada) (the “Tax Act”), is resident in Canada, who deals at arm’s length and is not affiliated with Zi and us, who holds Common Shares as capital property and who disposes of such Common Shares under our Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are less than) the total of the aggregate adjusted cost base to the Shareholder of such Common Shares immediately before the disposition and any reasonable costs of disposition.

In general, a Shareholder who, all for purposes of the Tax Act, is a non-resident of Canada, who deals at arm’s length and is not affiliated with Zi and us, who holds Common Shares as capital property and not in connection with carrying on a business in Canada and who disposes of such Common Shares under our Offer will not be subject to Canadian federal income tax on any capital gain realized on a disposition of Common Shares under our Offer unless those shares constitute “taxable Canadian property” (within the meaning of the Tax Act) to such Shareholder and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.

We encourage you to seek independent tax advice regarding the Canadian federal income tax consequences of depositing your Common Shares in our Offer. See Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF DEPOSITING COMMON SHARES IN YOUR OFFER?

In general, if Zi has not been a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes or if Zi has been a PFIC but a U.S. Holder has made a timely QEF election (as described below), disposition of Common Shares pursuant to the Offer generally will result in recognition of capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount received and such holder’s adjusted tax basis in the Common Shares so disposed. Such gain or loss generally will be long-term capital gain or loss if such U.S. Holder has held the Common Shares for more than one year at the time of the exchange. Alternatively, a “mark-to-market” regime could apply in certain circumstances, which would generally cause any gain realized pursuant to the Offer to be treated as ordinary income.

According to its public filings, Zi has disclosed that it has not determined whether it meets the definition of a PFIC for the current tax year or any prior tax years. If Zi had been a PFIC for any taxable year in which Common Shares were held by U.S. Holders, such U.S. Holders could be subject to unfavorable tax consequences, including treatment of any gain realized on such shares as ordinary income and an interest charge applicable to the tax on the gain allocable to any taxable year other than the current year, beginning with the year Zi first became a PFIC. These negative consequences could be mitigated if a U.S. Holder makes a timely qualified electing fund (“QEF”) election, and such election is in effect for the first taxable year, and each subsequent year, during which such holder owns Common Shares that Zi is a PFIC. Zi has stated in its public filings that it has not calculated certain amounts necessary for U.S. Holders to make a QEF election, and does not anticipate making these calculations in the foreseeable future.

We encourage you to consult your tax advisor regarding the U.S. federal income tax consequences of depositing your Common Shares in our Offer, including whether or not (and the procedures) to make a QEF election. See Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT YOUR OFFER?

You may contact Computershare Investor Services Inc., Computershare Trust Company N.A. or Georgeson Shareholder Communications Canada, Inc. at their respective telephone numbers and locations set out on the back page of the Offer to Purchase and Circular. Computershare Investor Services Inc. is acting as the Depositary; Computershare Trust Company N.A. is acting as the U.S. Forwarding Agent; and Georgeson Shareholder Communications Canada, Inc. is acting as the information agent in Canada and the United States.

GLOSSARY

In the Offer to Purchase and Circular, unless otherwise indicated or the context otherwise requires, the following terms have the meanings set forth below.

“ABCA” means the Business Corporation Act (Alberta) and the regulations thereto, as the same may be amended from time to time.

“affiliate” has the meaning ascribed thereto in the Securities Act (Alberta), as the same may be amended from time to time, except where otherwise indicated.

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that DTC has received an express acknowledgment from the participant in DTC depositing the Common Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.

“allowable capital loss” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Losses”.

“associate” has the meaning given to it in the Securities Act (Alberta), as the same may be amended from time to time, except where otherwise indicated.

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account at CDS or DTC, as applicable.

“business day” means any day of the week other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Ontario.

“CDS” means the CDS Clearing and Depositary Services Inc. or its nominee.

“CDSX” means the CDS online tendering system pursuant to which book-entry transfers may be effected.

“Circular” means the take-over bid circular of the Offeror that accompanies and forms part of the Offer to Purchase and which is attached hereto.

“Code” has the meaning ascribed thereto in Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

“Common Share” means a common share in the capital of Zi.

“Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Compulsory Acquisition” has the meaning ascribed thereto in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”.

“CRA” means the Canada Revenue Agency.

“Depositary” means Computershare Investor Services Inc.

“Deposited Shares” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance — Dividends and Distributions”.

“Dissenting Offeree” has the meaning ascribed thereto in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”.

“Distributions” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance — Dividends and Distributions”.

“DTC” means The Depository Trust Company.

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of a Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks or trust companies in the United States.

“entities” means, in respect to either Zi or the Offeror, collectively, the subsidiaries, associates or other persons in which Zi or the Offeror, as appropriate, has a direct or indirect material interest.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiry Date” means December 31, 2008 or such other date as is set out in a notice of extension or variation of the Offer issued at any time and from time to time extending the period during which Common Shares may be deposited under the Offer.

“Expiry Time” means 5:00 p.m. (Calgary time) on the Expiry Date or such other time as is set out in a notice of extension or variation of the Offer issued at any time and from time to time.

“fully-diluted basis” means, with respect to the Common Shares, only that number of Common Shares which would be outstanding if all rights to acquire or receive Common Shares, including, without limitation, all Zi Options and Zi Warrants, were converted, exchanged or exercised.

“Holder” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

“Information Agent” means Georgeson Shareholder Communications Canada, Inc.

“insider” has the meaning given to it in the Securities Act (Alberta), as the same may be amended from time to time, except where otherwise indicated.

“Letter of Transmittal” means the letter of transmittal in the form accompanying the Offer to Purchase and Circular (printed on blue paper).

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time.

“Minimum Tender Condition” means the condition set out in paragraph (a) of Section 4 of the Offer to Purchase, “Conditions of the Offer”.

“NASDAQ” means the NASDAQ Capital Market.

“Non-Resident Holder” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada”.

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery accompanying the Offer to Purchase and Circular (printed on green paper).

“Nuance” means Nuance Communications, Inc., a corporation incorporated under the laws of the State of Delaware and, where the context requires, its consolidated subsidiaries, incorporated units and divisions and joint ventures.

“Offer” means the Offeror’s offer to purchase the Common Shares made hereby, the terms and conditions of which are set forth in the Summary Term Sheet, the Glossary, the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

“Offer Period” means the period commencing on November 26, 2008 and ending at the Expiry Time.

“Offer to Purchase” means the offer to purchase Common Shares as described herein.

“Offeror” means Nuance.

“Offeror Notice” has the meaning ascribed thereto in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”.

“Other Securities” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance — Power of Attorney”.

“Pagemill” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”.

“person” means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government or any other entity, whether or not having legal status.

“PFIC” means a passive foreign investment company for U.S. federal income tax purposes.

“Proposed Amendments” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

“Purchased Securities” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance — Power of Attorney”.

“QEF” means a timely qualified electing fund election for U.S. federal income tax purposes.

“Resident Holder” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada”.

“Ridgecrest” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Stage Transaction” means any statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions pursuant to which the Offeror or an affiliate of the Offeror acquires the balance of the outstanding Common Shares not tendered to the Offer by Shareholders.

“Shareholder” means a holder of Common Shares.

“Subsequent Offering Period” has the meaning ascribed thereto in Section 5 of the Offer to Purchase, “Extension and Variation of the Offer — Subsequent Offering Period”.

“subsidiary” has the meaning ascribed thereto in the Securities Act (Alberta), as the same may be amended from time to time, except where otherwise indicated.

“Support Agreement” has the meaning ascribed thereto in Section 3 of the Circular, “Background to the Offer”.

“take up” means accept for purchase Common Shares validly deposited and not withdrawn in accordance with the terms of the Offer, applicable law and the depositary agreement between Nuance and the Depositary.

“Take Up Date” means a date upon which the Offeror takes up or acquires Common Shares pursuant to the Offer.

“Tax Act” means the Income Tax Act (Canada), and the regulations promulgated thereunder, as amended from time to time.

“taxable capital gain” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains and Losses”.

“trading day” means any day on which trading occurs on the TSX or the NASDAQ.

“TSX” means the Toronto Stock Exchange.

“U.S. Forwarding Agent” means Computershare Trust Company N.A.

“U.S. Holder” has the meaning ascribed thereto in Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

“Zi” means Zi Corporation, a corporation incorporated under the laws of the Province of Alberta, Canada on December 4, 1987, and, where the context requires, its subsidiaries and joint ventures.

“Zi Options” means, collectively, all rights to receive or acquire Common Shares under the stock-based compensation plans of Zi.

“Zi Rights Plan” has the meaning ascribed thereto in paragraph (e) of Section 4 of the Offer to Purchase, “Conditions of the Offer”.

“Zi Warrants” means the issued and outstanding purchase warrants to acquire Common Shares at an exercise price of US$2.14 per Common Share expiring on March 29, 2012.

OFFER TO PURCHASE

The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer.

November 26, 2008

TO:	THE HOLDERS OF COMMON SHARES

1.	The Offer

The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, other than the Common Shares held by Nuance and any affiliates, including Common Shares that may become issued and outstanding after the date of this Offer but before the Expiry Time upon the conversion, exchange or exercise of any warrants, options or other rights to acquire Common Shares existing as of the date of the commencement of this Offer, at a price of US$0.40 per Common Share.

The Offer is made only for Common Shares and is not made for any warrants, options or other rights to acquire Common Shares. Any holder of such warrants, options or other rights to acquire Common Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully convert, exchange or exercise the warrants, options or other rights in order to obtain certificates representing Common Shares that may be deposited in accordance with the terms of the Offer. Any such conversion, exchange or exercise must be made sufficiently in advance of the Expiry Date to ensure such holders that they will have certificates representing Common Shares available for deposit prior to the Expiry Date or in sufficient time to fully comply with the procedures for guaranteed delivery referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The Offeror may, in its sole discretion, retain the services of a dealer manager to form and manage a soliciting dealer group to solicit acceptances of the Offer on terms and conditions, including the payment of fees and reimbursement of expenses, as are customary in such retainer agreement. The cost of solicitation will be borne by the Offeror. No fee or commission will be payable by Shareholders who transmit their Common Shares directly to the Depositary to accept the Offer. See Section 18 of the Circular, “Dealer Manager”.

The accompanying Summary Term Sheet, Glossary, Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, which are incorporated into and form part of the Offer, contain important information that should be read carefully before making a decision with respect to the Offer.

2.	Time for Acceptance

The Offer will commence on November 26, 2008 and is open for acceptance until the Expiry Time, being 5:00 p.m. (Calgary time) on December 31, 2008, unless withdrawn or extended by the Offeror. The Expiry Time may be extended by the Offeror in its sole discretion as described in Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”.

3.	Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by delivering the following documents to the Depositary or the U.S. Forwarding Agent at any of the offices identified on the Letter of Transmittal and on the back cover of the Offer to Purchase and Circular, so as to be received at or prior to the Expiry Time:

(a)	the certificate or certificates representing the Common Shares in respect of which the Offer is being accepted;

(b)	a Letter of Transmittal (printed on blue paper) in the form accompanying the Offer to Purchase and Circular (or a facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and

(c)	any other documents required by the instructions set out in the Letter of Transmittal.

Participants of CDS or DTC should contact the Depositary with respect to the deposit of their Common Shares under the Offer. CDS and DTC will be issuing instructions to its participants as to the method of depositing such Common Shares under the terms of the Offer.

In addition, Common Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery described below under the heading “Procedure for Guaranteed Delivery”.

The Offer will be deemed to be accepted only if the Depositary or the U.S. Forwarding Agent has actually received these documents at or prior to the Expiry Time. The signature on the Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary or the U.S. Forwarding Agent (except that no guarantee is required for the signature of a depositing Shareholder which is an Eligible Institution) if it is signed by a person other than the registered owner(s) of the Common Shares being deposited, or if the Common Shares not purchased are to be returned to a person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the share registers of Zi, or if payment is to be issued in the name of a person other than the registered owner(s) of the Common Shares being deposited. If a Letter of Transmittal is executed by a person other than the registered holder of the Common Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Currency of Payment

The cash payable under the Offer will be denominated in U.S. dollars. See Section 1 of the Offer to Purchase, “The Offer”.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the certificate(s) representing the Common Shares are not immediately available, the Shareholder cannot complete the procedure for book-entry transfer on a timely basis or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)	a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular (or a facsimile thereof) properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

(c)	the certificate(s) representing all deposited Common Shares, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) relating to such Common Shares, with any required signature guarantees, or a Book-Entry Confirmation with respect to the deposited Common Shares (and in the case of a book-entry transfer into the Depositary’s account at DTC, either a properly completed and duly executed Letter of Transmittal or an Agent’s Message) and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying Common Share certificate(s) to any office other than the Toronto, Ontario office does not constitute delivery for purposes of satisfying a guaranteed delivery.

Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry

Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

Shareholders, and their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore any book-based transfer of Common Shares into the Depositary’s account at CDS in accordance with CDS procedures will be considered a valid tender in accordance with the terms of the Offer.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and executed Letter of Transmittal (or a facsimile thereof), including signature guarantee if required, and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Common Shares may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof, or a Letter of Transmittal (or a facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures do not constitute delivery to the Depositary. Such documents or Agent’s Message should be sent to the Depositary and should not be sent to the U.S. Forwarding Agent.

General

In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of the certificates representing the Common Shares or book-entry transfer of Common Shares into the appropriate account, a Letter of Transmittal or a facsimile thereof, properly completed and duly executed, covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, or an Agent’s Message in connection with a book-entry transfer into the Depositary’s account with DTC, and any other required documents.

The method of delivery of certificates representing Common Shares, the Letter of Transmittal and all other required documents is at the option and risk of the person depositing the same. The Offeror recommends that all such documents be delivered by hand to the Depositary or the U.S. Forwarding Agent and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

Shareholders whose Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their Common Shares under the Offer.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Common Shares. There shall be no duty or obligation on the Offeror, the Depositary, the U.S. Forwarding Agent or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

Depositing Shareholders will not be obligated to pay any brokerage fee or commission with respect to the purchase of Common Shares by the Offeror pursuant to the Offer, if they are the record owners of the Common Shares and if they accept the Offer by depositing their Common Shares directly with the Depositary or the U.S. Forwarding Agent. If a depositing Shareholder owns Common Shares through a broker or other nominee and such broker or nominee deposits Common Shares on the Shareholder’s behalf, the broker or nominee may charge a fee for performing this service.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Common Shares being validly withdrawn by or on behalf of a depositing Shareholder and, except as provided below, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Transmittal delivered to the Depositary (the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal (or, in the case of Common Shares deposited by book-entry transfer, the making of the book-entry transfer into the Depositary’s account at CDS or the transmission of an Agent’s Message in connection with a book-entry transfer into the Depositary’s account at DTC) irrevocably constitutes and appoints each officer of the Depositary and each officer of the Offeror and any other person designated by the Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the holder of the Common Shares covered by the Letter of Transmittal, or on whose behalf a book-entry transfer is made and/or Agent’s Message sent, with respect to Common Shares registered in the name of the holder on the books of Zi and deposited pursuant to the Offer and purchased by the Offeror (the “Purchased Securities”), and with respect to any and all dividends (other than certain cash dividends), distributions, payments, securities, rights, warrants, assets or other interests (collectively, “Other Securities”), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after the date of the Offer, except as otherwise indicated in Section 10 of the Offer to Purchase, “Adjustments; Liens”.

The power of attorney granted irrevocably upon execution of a Letter of Transmittal (or in connection with a book-entry transfer of Common Shares into the Depositary’s account at CDS or the transmission of an Agent’s Message in connection with a book-entry transfer into the Depositary’s account at DTC) shall be effective on and after the Take Up Date, with full power of substitution and resubstitution in the name of and on behalf of such holder of Purchased Securities (such power of attorney, coupled with an interest, being irrevocable) to:

(a)	register or record the transfer and/or cancellation of Purchased Securities and Other Securities on the share registers of Zi;

(b)	transfer ownership of the Purchased Securities on the account books maintained by DTC, together, in any such case, with all accompanying evidence of transfer and authenticity, to or upon the order of the Offeror;

(c)	execute and deliver, as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of such Purchased Securities and Other Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any person or persons as the proxy of such holder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of Zi;

(d)	execute, endorse and negotiate any cheques or other instruments representing any Other Securities payable to the holder of such Purchased Securities; and

(e)	exercise any rights of a holder of Purchased Securities and Other Securities with respect to such Purchased Securities and Other Securities, all as set forth in the Letter of Transmittal.

A Shareholder who executes a Letter of Transmittal or who deposits Common Shares by making a book-entry transfer into the Depositary’s account at CDS or who causes an Agent’s Message to be transmitted in connection with a book-entry transfer into the Depositary’s account at DTC also agrees, effective on and after the Take Up Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of Shareholders or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Securities or Other Securities and to designate in such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney in fact) or consents given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies or authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer (including a Shareholder that accepts the Offer by making a book-entry transfer into the Depositary’s account at CDS or, in the case of a book-entry transfer into the Depositary’s account at DTC, who causes an Agent’s Message to be transmitted, who is deemed, in either case to have completed and submitted a Letter of Transmittal) covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities or Other Securities to the Offeror. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Formation of Agreement

The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that:

(a)	the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made into the Depositary’s account at CDS or, in the case of a book-entry transfer into the Depositary’s account at DTC, on whose behalf an Agent’s Message is transmitted, has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Other Securities being deposited;

(b)	the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made into the Depositary’s account at CDS or, in the case of a book-entry transfer into the Depositary’s account at DTC, on whose behalf an Agent’s Message is transmitted, owns the Common Shares and any Other Securities being deposited;

(c)	the Deposited Shares and Other Securities have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Common Shares and Other Securities, to any other person;

(d)	the deposit of the Common Shares and Other Securities complies with applicable laws; and

(e)	when the Common Shares and Other Securities are taken up and paid for by the Offeror, the Offeror will acquire good title thereof free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer and subject to applicable law, the Offeror shall have the right to (i) withdraw the Offer and to not take up and pay for, or (ii) extend the period of time during which the Offer is open for acceptance and to postpone taking up and paying for, any Common Shares deposited under the Offer unless each of the following conditions is satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)	there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Common Shares that, excluding the Common Shares owned by the Offeror and its affiliates, constitutes at least 66 2/3% of the Common Shares outstanding at the Expiry Time (calculated on a fully-diluted basis) (the “Minimum Tender Condition”);

(b)	all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) that, in the Offeror’s sole discretion, are necessary or desirable to complete the Offer, a Compulsory Acquisition or any Second Stage Transaction shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its sole discretion;

(c)	the Offeror shall have determined in its sole discretion that there shall not exist any prohibition at law against the Offeror making or maintaining the Offer or taking up and paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or a Second Stage Transaction;

(d)	the Offeror shall have determined in its sole discretion that (A) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or department or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere, whether or not having the force of law and (B) no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied:

(i)	to cease trade, enjoin, prohibit, delay or impose material limitations or conditions on or make materially more costly the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or the consummation of any Compulsory Acquisition or Second Stage Transaction;

(ii)	which, if the Offer was consummated, could in the Offeror’s sole discretion, materially adversely affect the Offeror or its affiliates considered individually or on a consolidated basis, or, whether or not the Offer was consummated, materially adversely affect Zi and its subsidiaries, taken as a whole;

(iii)	which challenges or would prevent or make uncertain the ability of the Offeror or its affiliates to effect a Compulsory Acquisition or any Second Stage Transaction; or

(iv)	which requires divestiture by the Offeror of any Common Shares or assets;

(e)	Zi shall not have adopted a shareholder rights plan that provides rights to the Shareholders to purchase any securities of Zi as a result of the Offer, a Compulsory Acquisition or any Second Stage Transaction (a “Zi Rights Plan”), or if a Zi Rights Plan is adopted, it shall not have been revoked or it shall not and will not, in the Offeror’s sole discretion, adversely affect the Offer or the Offeror, before, on or after any of consummation of the Offer, the purchase of any Common Shares under a Compulsory Acquisition or any Second Stage Transaction;

(f)	the Offeror shall have determined in its sole discretion that there shall not have occurred (or if there shall have occurred prior to the commencement of the Offer, there shall not have been generally disclosed or the Offeror shall not otherwise have discovered) since the date of the Offer any event, circumstance, development or condition of any character that has had or is reasonably likely to have a material adverse effect upon the business, operation, prospects, cash flows, assets, capitalization, articles, by-laws, financial condition or results of operations of Zi and its subsidiaries, taken as a whole;

(g)	the Offeror shall have determined in its sole discretion that no material property right, franchise or license of Zi or any of its subsidiaries or the Offeror or any of its affiliates has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, or threatened to be impaired or adversely affected, whether as a result of the making of the Offer, the taking up and paying for Common Shares deposited under the Offer, the completion of a Compulsory Acquisition or Second Stage Transaction, or otherwise;

(h)	there shall not have occurred, developed or come into effect:

(i)	any event, action, state, condition or financial occurrence of national or international consequence or any law, action, government regulation, inquiry or other occurrence of any nature whatsoever which materially adversely affects or involves, or may materially adversely affect or involve, general economic, financial, currency exchange or securities markets, in each case in Canada, the United States, Europe or elsewhere;

(ii)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Canada;

(iii)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether mandatory or not); or

(iv)	a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or any attack on, or outbreak or act of terrorism involving the United States or Canada;

(i)	the Offeror shall have determined in its sole discretion that no covenant, term or condition exists in any instrument or agreement to which Zi or any of its subsidiaries is a party or to which any of their properties or assets are subject which would make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for the Common Shares under the Offer, including without limitation any default, right of termination, acceleration or other adverse event that may ensue as a result of the Offeror taking up and paying for the Common Shares under the Offer or completing a Compulsory Acquisition or a Second Stage Transaction;

(j)	the Offeror shall have determined in its sole discretion (i) that there has not occurred any material change in the compensation paid or payable by Zi or its subsidiaries to their directors, officers or employees including the granting of additional shares, stock options, bonuses or severance payments since September 30, 2008 and no agreements with any such individuals have been entered into, modified or terminated by Zi or any of its subsidiaries since such date and (ii) that Zi has publicly disclosed all material terms of any agreement or arrangement with its directors, officers or employees with respect to change of control or severance arrangements, including the amount of any severance or termination payments payable thereunder;

(k)	the Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information relating to Zi and its affiliates and subsidiaries, including access to management of Zi, as may be given, provided or made available by Zi or any of its affiliates or subsidiaries at any time after the announcement of the Offer to any other person considering (or seeking such information in order to consider) any take-over bid, merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture, licensing, partnering or similar transaction involving Zi or any of its affiliates or subsidiaries, on substantially the same terms and conditions as may be imposed on any such person, provided that no such term or condition shall be imposed on the Offeror that would be inconsistent with or would render the Offeror unable to make the Offer or a revised offer, to take up and pay for any Common Shares deposited to such an offer or to complete the acquisition of the Common Shares pursuant to the terms of the Offer or to effect a Compulsory Acquisition or Second Stage Transaction, and the Offeror shall have been satisfied with the results of its review of such information; and

(l)	the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Zi with any securities commission or similar securities regulatory authority in any of the provinces of Canada or in the United States, including any prospectus, annual information form, financial statement, material change report, management proxy circular, press release or in any document so filed or released by Zi to the public which the Offeror shall have determined in its sole discretion is material and adverse or makes it inadvisable for the Offeror to proceed with the Offer, or the taking up and paying for Common Shares deposited under the Offer.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time regardless of the circumstances giving rise to any of the conditions (including any action or inaction by the Offeror giving rise to any such conditions) or may be waived by the Offeror in whole or in part, at any time and from time to time, prior to the Expiry Time without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time prior to the Expiry Time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted by the Offeror at any time and from time to time prior to the Expiry Time. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

General

Any waiver of a condition in respect of the Offer or the withdrawal of the Offer in accordance with this Section 4 shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto, Ontario. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”, and provide a copy of the aforementioned public announcement to the TSX and NASDAQ. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer, and the Depositary will promptly return all certificates representing Deposited Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited at the Offeror’s expense. See Section 8 of the Offer to Purchase, “Return of Deposited Shares”.

5.	Extension and Variation of the Offer

The Offer is open for acceptance up to and including, but not after, the Expiry Time, unless the Offer is withdrawn or extended by the Offeror.

Subject to the following, the Offeror expressly reserves the right, in its sole discretion, at any time and from time to time during the Offer Period or at any other time if permitted by applicable law, to extend the Offer Period for the Offer or to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, Ontario, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders whose Common Shares have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”. The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement in the case of an extension to be disseminated no later than 9:00 a.m. (Toronto time) on the next business day after the previously scheduled Expiry Time, and will provide a copy of the notice to the TSX and NASDAQ and the applicable securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and to be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. Notwithstanding the foregoing, but subject to applicable law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer have been complied with or waived by the Offeror unless the Offeror first takes up all Common Shares validly deposited under the Offer and not withdrawn.

Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of one or more conditions of the Offer), the Offer Period for the Offer will not expire before ten days after the notice of such variation has been given to the Shareholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or applicable securities regulatory authorities. Notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Under the Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered or percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders and, if material changes are made with respect to information that approaches the significance of consideration offered or percentage of securities sought, a minimum of ten business days is required to allow for adequate dissemination of information to securityholders and investor response. Accordingly, if prior to the Expiry Time the Offeror decreases the number of Common Shares being sought, increases or decreases the consideration offered pursuant to the Offer or increases or decreases a dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth business day. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of this paragraph, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period between 12:01 a.m. through midnight (Calgary time).

If, at any time before the Expiry Time or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”, to all Shareholders whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will, as soon as practicable after giving notice of a change in information to the Depositary, make a public announcement of the change in information and provide a copy of the public announcement to the TSX and NASDAQ and the applicable securities regulatory authorities. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.

Notwithstanding the foregoing, but subject to applicable laws, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been complied with, unless the Offeror first takes up all Common Shares deposited under the Offer and not withdrawn.

During any such extension or in the event of any such variation or change in information, all Common Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms of the Offer, subject to Section 6 of the Offer to Purchase, “Withdrawal of Deposited Shares”. An extension of the Offer Period for the Offer, a variation of the Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”.

If, before the Expiry Time, the consideration being offered for the Common Shares is increased, such increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer whether or not such Common Shares were taken up before the increase.

Subsequent Offering Period

Pursuant to Rule 14d-11 under the Exchange Act, the Offeror, subject to the conditions listed below, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least three business days and not to exceed 20 business days (a “Subsequent Offering Period”) following the Expiry Time. The Offeror may include a Subsequent Offering Period with respect to the Offer so long as:

(a)	the Offer was open for at least 20 business days and has expired;

(b)	the Offer was for all outstanding Common Shares;

(c)	the Offeror takes up and promptly pays for all Common Shares deposited during the Offer;

(d)	the Offeror forthwith announces the results of the Offer, including the approximate number and percentage of Common Shares deposited, and in any event no later than 9:00 a.m. (Toronto time) on the next business day after the Expiry Time and immediately begins the Subsequent Offering Period;

(e)	the Offeror immediately takes up and promptly pays for Common Shares as they are deposited during the Subsequent Offering Period with respect to the Offer; and

(f)	the Offeror pays the same form and amount of consideration for all Common Shares deposited during the Subsequent Offering Period with respect to the Offer.

For purposes of the Exchange Act, a Subsequent Offering Period is an additional period of time beginning on the day after the Expiry Time, following the satisfaction or waiver of all conditions of the Offer and the take up of all Common Shares then deposited under the Offer, during which Shareholders may deposit Common Shares not deposited during the Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended and during which period Shareholders may deposit Common Shares not deposited prior to the commencement of the Subsequent Offering Period with respect to the Offer. The Offeror does not currently intend to include a Subsequent Offering Period with respect to the Offer, although it reserves the right to do so in its sole discretion. If the Offeror elects to include a Subsequent Offering Period with respect to the Offer, for purposes of applicable U.S. federal securities laws, it will include a statement of its intention to do so in the press release announcing the results of the Offer disseminated forthwith, and in any event no later than 9:00 a.m. (Toronto time) on the next business day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offeror will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”, to all holders of Common Shares that have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Shareholders depositing Common Shares during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. Notwithstanding the provisions of U.S. federal securities laws relating to subsequent offering periods, the Offeror will permit withdrawal of Deposited Shares during any Subsequent Offering Period, if there is one, at any time prior to such Common Shares being purchased by the Offeror under the Offer. Subject to the following sentence, the Expiry Time with respect to the Offer shall be 5:00 p.m. (Calgary time) on the last day of the Subsequent Offering Period, unless determined otherwise pursuant to the provisions of this Section 5. The foregoing sentence will not limit the requirement that each of the conditions to the Offer set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”, be satisfied or waived by the Offeror prior to the initial Expiry Time, which will be before the commencement of the Subsequent Offering Period. If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer without regard to when such Common Shares are taken up under the Offer by the Offeror.

Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least ten days from the date of notice of extension referred to above. As a result, to comply with the applicable laws of Canada and the Exchange Act, if the Offeror elects to make a Subsequent Offering Period available with respect to an Offer, the Subsequent Offering Period will be open for at least ten days from the date of notice of extension and will not exceed 20 business days from the Expiry Time. The Offeror will promptly take up and pay for all Common Shares validly deposited during the Subsequent Offering Period with respect to the Offer.

6.	Withdrawal of Deposited Shares

Except as otherwise stated in this Section 6 and subject to applicable law, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time prior to the Common Shares being taken up by the Offeror pursuant to the Offer;

(b)	if the Common Shares have not been paid for by the Offeror within three business days after having been taken up; or

(c)	at any time before the expiration of ten days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in the Offer, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares pursuant to the Offer where the time for deposit is not extended for a period greater than ten days or a variation consisting solely of a waiver of one or more conditions of the Offer), is mailed, delivered or otherwise properly communicated, but only if such Deposited Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or securities regulatory authorities.

Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder by whom or on whose behalf such Common Shares were deposited, and such notice must be actually received by the Depositary or the U.S. Forwarding Agent, depending on with whom a Shareholder originally Deposited Shares, at the place of deposit of the Common Shares (or to whom a Notice of Guaranteed Delivery in respect thereof was delivered) within the time limits indicated above. A notice of withdrawal must:

(a)	be made by a method, including facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent, as applicable, with a written or printed copy;

(b)	be signed by the person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares which are to be withdrawn; and

(c)	specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn.

If Common Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance — Book-Entry Transfer”, such notice of withdrawal must also specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares or otherwise comply with the procedures of CDS or DTC, as applicable.

The withdrawal will take effect upon receipt by the Depositary or the U.S. Forwarding Agent, as applicable, of the properly completed notice of withdrawal. For the purpose of determining proper completion (and obtaining physical possession of the deposited Common Share certificates so withdrawn), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution.

Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”. Once the Offeror accepts the Deposited Shares for payment upon the expiration of the Offer (including the expiration of any extension thereof), Shareholders will no longer be able to withdraw them, except in accordance with applicable law.

If the Offeror extends the Offer, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror’s other rights, Common Shares deposited under the Offer may, subject to applicable law, be retained by the Depositary on behalf of the Offeror and such Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable law. However, the ability of the Offeror to delay the payment for Common Shares that the Offeror has taken up is limited by Rule 14e-1(c) under the Exchange Act or by applicable Canadian securities laws. Rule 14e-1(c) under the Exchange Act requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer. Under applicable Canadian securities laws, the Offeror must take up and pay for Common Shares that have been deposited under the Offer where all the terms and conditions of the Offer have been complied with or waived not later than ten days after the expiry of the Offer. Any Common Shares taken up by the Offeror must be paid for as soon as possible, and in any event not more than three business days after they have been taken up.

In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission, price revision or to damages in certain circumstances. See Section 20 of the Circular, “Statutory Rights”.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, the Depositary, the U.S. Forwarding Agent or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

7.	Take Up of and Payment for Deposited Shares

Upon the terms and subject to the conditions of the Offer (including, without limitation, the conditions specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”) and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment, the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 6 of the Offer to Purchase, “Withdrawal of Deposited Shares”, not later than ten days after the Expiry Time and will pay for the Common Shares taken up as soon as possible, but in any event not later than three business days after taking up the Common Shares. Subject to applicable law, any Common Shares deposited under the Offer after the date on which the Offeror first takes up Common Shares will be taken up and paid for not later than ten days after such deposit.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary of its acceptance for payment of such Deposited Shares pursuant to the Offer at its principal office in Toronto, Ontario.

Subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the applicable Common Shares deposited by or on behalf of Shareholders promptly after the termination of the Offer or withdrawal of the applicable Common Shares, the Offeror expressly reserves the right, in its sole discretion, to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”, in respect of the Offer is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario. Subject to compliance with Rules 14d-1(d)(2) and 14e-1(c) under the Exchange Act, the Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for any Common Shares deposited under the Offer in order to comply, in whole or in part, with any applicable law or governmental regulatory approvals or clearances. See Section 4 of the Offer to Purchase, “Conditions of the Offer”. If, for any reason whatsoever, the take up of any Common Shares deposited pursuant to the Offer is delayed, or the Offeror is unable to take up Common Shares deposited pursuant to the Offer, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, nevertheless, on behalf of the Offeror, retain the Deposited Shares, except to the extent that the depositing Shareholders exercise withdrawal rights as described in Section 6 of the Offer to Purchase, “Withdrawal of Deposited Shares”.

The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary), in each case for transmittal to depositing Shareholders. The Depositary will act as the agent of persons who have Deposited Shares in acceptance of the Offer for the purpose of receiving cash payment from the Offeror and transmitting such cash payment to such persons, and receipt thereof by the Depositary will be deemed to constitute receipt thereof by persons depositing Common Shares pursuant to the Offer. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment.

Settlement with each Shareholder who has validly deposited and not withdrawn his or her Common Shares under the Offer will be made by the Depositary forwarding a cheque payable in U.S. funds, representing the cash consideration to which such Shareholder is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered holder of Deposited Shares. Unless the person depositing Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified, cheques will be forwarded to the address of the Shareholder as shown on the Common Share register maintained by or on behalf of Zi. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing. Pursuant to applicable law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

8.	Return of Deposited Shares

If any Deposited Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more Common Shares than are deposited, certificates for unpurchased Common Shares will be returned at the Offeror’s expense as soon as practicable after the Expiry Time or withdrawal and early termination of the Offer, as the case may be, by either (i) sending new certificates representing Common Shares not purchased or by returning the deposited certificates (and other relevant documents) by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of Zi or (ii) in the case of Common Shares deposited by book-entry transfer into the Depositary’s account at CDS or DTC, as applicable, pursuant to the procedures set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance — Book-Entry Transfer”, such Common Shares will be credited to the depositing holder’s account maintained with CDS or DTC, as applicable.

9.	Mail Service Interruption

Notwithstanding the provisions of the Summary Term Sheet, the Glossary, the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates, and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificate(s) for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any such determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with the provisions set out under Section 11 of the Offer to Purchase, “Notices and Delivery”. Notwithstanding Section 7 of the Offer to Purchase, “Take Up of and Payment for Deposited Shares”, cheques, share certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.	Adjustments; Liens

If, on or after the date of the Offer, Zi should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, make such adjustments as it deems appropriate to the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.

Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, security interests, claims and equities or other rights of others of any kind whatsoever and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of Offer on or in respect of the Common Shares, whether or not separated from the Common Shares, but subject to any Common Shares being validly withdrawn by or on behalf of a depositing Shareholder.

If, on or after the date of the Offer, Zi should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to the Common Shares, that is payable or distributable to the Shareholders on a record date that precedes the date of transfer of the Common Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of Zi in respect of the Common Shares accepted for purchase pursuant to the Offer, then without prejudice to the Offeror’s rights under Section 4 of the Purchase, “Conditions of the Offer”, (a) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholders for the account of the Offeror until the Offeror pays for such Common Shares, and to the extent that such dividends, distributions or payments do not exceed the cash purchase price per Common Share payable by the Offeror pursuant to the Offer, the cash purchase price per Common Share, as the case may be, pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; (b) in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; and (c) in the case of any cash dividends, distributions or payments in an amount that exceeds the cash purchase price per Common Share, as the case may be, the whole of any such cash dividend, distribution or payment shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of cash consideration payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

The declaration or payment of any such dividend or distribution may have tax consequences not discussed under Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

11.	Notices and Delivery

Without limiting any lawful means of giving notice, and except as otherwise provided in the Offer, any notice to be given by the Offeror or the Depositary pursuant to the Offer will be deemed to have been properly given if it is in writing and is mailed by first class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the share register maintained by or on behalf of Zi in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of, or delay in, mail services in Canada or in the United States following mailing. In the event of any interruption of or delay in mail service in Canada or the United States following mailing, the Offeror intends to make reasonable efforts to disseminate notice by other means, such as publication. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, or if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if a summary of the material facts thereof:

(a)	is given to the TSX or the NASDAQ for dissemination through their respective facilities;

(b)	is published once in (i) the National Edition of The Globe and Mail or The National Post, (ii) La Presse or Le Devoir and (iii) The New York Times or The Wall Street Journal; or

(c)	is given to the Canada News Wire Service and the Dow Jones News Wire Service for dissemination through their respective facilities.

The Summary Term Sheet, the Glossary, the Offer to Purchase, the Circular, the Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the share register maintained by or on behalf of Zi in respect of the Common Shares or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Common Shares when such list or listing is received.

Whenever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary or the U.S. Forwarding Agent in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.	Market Purchases

Neither the Offeror nor its affiliates will bid for or make purchases of Common Shares during the Offer Period other than those Common Shares deposited to the Offer.

Subject to compliance with applicable securities laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Common Shares taken up and paid for under the Offer, although the Offeror has no current intention to do so.

13.	Other Terms of the Offer

The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive prompt payment for Deposited Shares taken up pursuant to the Offer.

No broker, dealer or other person (including the Depositary, the U.S. Forwarding Agent or the Information Agent) has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the Summary Term Sheet, the Glossary, the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror or any of its affiliates, the Depositary, the U.S. Forwarding Agent, or the Information Agent for the purposes of the Offer.

The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Common Shares.

The Offeror reserves the right to waive any defect in acceptance with respect to any particular Common Share or any particular Shareholder. There shall be no duty or obligation of the Offeror, the Depositary, the Information Agent or any other person to give notice of any defect or irregularity in the deposit of any Common Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

The provisions of the Summary Term Sheet, the Glossary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.

The Offer to Purchase and Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer, Zi and the Offeror.

The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, Zi is required to file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 of the Exchange Act, setting forth the position of Zi’s board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days of the date of the Offer to Purchase and Circular. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 2 of the Circular, “Zi Corporation”.

DATED: November 26, 2008

NUANCE COMMUNICATIONS, INC.

(Signed) Paul A. Ricci
Chairman of the Board and
Chief Executive Officer

CIRCULAR

This Circular is furnished in connection with the accompanying Offer to Purchase dated November 26, 2008 by the Offeror to purchase all of the issued and outstanding Common Shares, other than any Common Shares held by Nuance and any affiliate (including Common Shares that may become issued and outstanding after the date of this Offer upon the exercise of any existing options of Zi or other rights to purchase Common Shares). The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders are urged to refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. Capitalized terms used in this Circular, where not otherwise defined, have the same meaning as in the Offer to Purchase unless the context otherwise requires.

Except as otherwise indicated, the information concerning Zi contained in the Summary Term Sheet, the Glossary, the Offer to Purchase and the Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, the SEC and other public sources. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from those filings or whether there has been any failure by Zi to disclose events that may have occurred or may affect the significance or accuracy of any information.

1. The Offeror

The Offeror is a Delaware corporation with its principal executive offices located at 1 Wayside Road, Burlington, Massachusetts 01803, United States. The telephone number at that location is (781) 565-5000. Nuance, a publicly-held company, is a leading provider of speech-based solutions for businesses and consumers worldwide. Nuance’s shares are traded on the NASDAQ under the symbol “NUAN”.

Nuance files annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of such information are obtainable at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, United States. Such reports and information are also available through the Internet website maintained by the SEC at “www.sec.gov”.

2.	Zi Corporation

Based on publicly available information, Zi was incorporated under the ABCA on December 4, 1987 as Cancom Ventures Inc. On August 30, 1989, Zi changed its name to Multi-Corp Inc. and thereafter changed its name to Zi Corporation in June 1997. Its corporate head office is located at 2100, 840 – 7th Avenue S.W., Calgary, Alberta, Canada T2P 3G2. The telephone number at that location is (403) 233-8875. Its registered office is located at Suite 2100- 840 – 7th Avenue SW, Calgary, Alberta, T2P 3G2.

Based on publicly available information, the principal business unit of Zi is the Zi Technology business unit in which its core eZiText, eZiType, Decuma and Qix business is carried on. Its core technology product, eZiText, and its companion application, eZiType, are predictive text input solutions that predict words and/or phrases for use in messaging and other applications needing text input. eZiText supports 60 languages and dialects while eZiType supports 55. By offering word candidates as text is being entered, eZiText increases the ease, speed and accuracy of text input on electronic devices for applications such as short messaging, e-mail, e-commerce and Web browsing. In January 2005, Zi acquired the assets of handwriting recognition software specialists Decuma AB. In February 2005, Zi announced a new product, Qix. Qix is a natural discovery solution designed to assist users to easily find and use features, services and content on a mobile phone. A “real word” request using the keypad is entered by the user and Qix presents a list of meaningful and actionable suggestions based on the word entry.

Share Capital of Zi

Based on publicly available information, the authorized capital of Zi consists of an unlimited number of Common Shares, without nominal or par value, and an unlimited number of preferred shares issuable in series, without par value.

According to Zi’s Consolidated Interim Financial Statements for the period ending September 30, 2008, there were (i) 50,667,957 Common Shares issued and outstanding, (ii) no issued and outstanding preferred shares, (iii) 4,600,700 Common Shares issuable pursuant to stock options and restricted stock units, and (iv) 1,709,532 Common Shares issuable upon exercise of Zi Warrants.

Zi is a “reporting issuer” or equivalent in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities. Such documents are available through the website maintained by CDS Inc. at “www.sedar.com”.

The Common Shares are registered under the Exchange Act. Accordingly, Zi is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Copies of such information are obtainable at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, United States. Such reports and other information are also available through the Internet website maintained by the SEC at “www.sec.gov”.

3.	Background to the Offer

Nuance regularly evaluates strategic opportunities, including potential mergers with other companies, acquisitions of other companies or assets, and licensing, marketing and development alliances.

From time to time between August 2007 and December 2007, representatives of Nuance and Zi engaged in preliminary discussions regarding a potential strategic transaction between the companies.

On September 5, 2007, Nuance and Zi entered into a confidentiality agreement in order to facilitate preliminary discussions regarding a potential strategic transaction and to govern the exchange of information between the parties. During the period September to November 2007, representatives of Nuance and Zi engaged in discussions regarding the process through which they might assess a potential strategic transaction.

In December 2007, Nuance engaged Pagemill Partners (“Pagemill”) as financial advisor in connection with a potential strategic transaction between Nuance and Zi, and requested that Pagemill work with Zi to attempt to advance the process. Zi subsequently advised Nuance in December 2007 that it had engaged Ridgecrest Capital Partners (“Ridgecrest”) as a financial advisor to assist Zi in evaluating strategic opportunities, including the evaluation of a potential acquisition transaction by Nuance. Between January 2008 and June 2008, representatives of Nuance, Pagemill, Zi and Ridgecrest engaged in periodic discussions in order to advance a potential acquisition transaction between Nuance and Zi.

On July 18, 2008, Nuance delivered a written, non-binding proposal to purchase all of the outstanding Common Shares of Zi for US$45.0 million, payable in shares of Nuance common stock. Based on the number of Common Shares that Nuance then understood to be outstanding, this non-binding offer represented approximately US$0.89 per Common Share. The proposal consisted of a term sheet outlining the proposed transaction and an exclusivity agreement establishing a period during which Zi would not pursue any alternative transactions and Nuance would undertake a confirmatory due diligence review of Zi’s management and records. On July 26, 2008 after multiple discussions regarding the proposed terms, Zi declined this proposal.

On August 14, 2008, Nuance sent a letter to George Tai, Zi’s Chairman, proposing a negotiated acquisition of Zi at US$0.80 per Common Share in cash, subject to limited confirmatory due diligence. The price per share then offered by Nuance represented a premium of over 150% over the previous day’s closing price and was based, in part, on information provided in Zi’s earnings release and conference call held on August 14, 2008. As an alternative, Nuance proposed a transaction at a price per Common Share of US$0.65 in cash which would not be conditioned upon a due diligence review. The August 14, 2008 letter also contained an offer by Nuance to provide up to US$2.0 million of short term financing to Zi on reasonable terms and conditions.

On August 15, 2008, Zi announced in a press release that its board of directors declined to enter into negotiations with Nuance because Nuance’s proposal did not recognize the full value of Zi. Nuance responded by press release on August 18, 2008, reaffirming its belief that the offer of US$0.80 per share fully valued Zi and requesting any additional information to support a statement to the contrary.

On August 21, 2008, Zi issued a press release announcing that Zi had entered into a non-binding letter of intent with a strategic partner, pursuant to which the strategic partner would invest in Zi at a share price that would represent a premium over Nuance’s August 14, 2008 proposal. On August 27, 2008, Zi issued a press release announcing a renewal of its license agreement with Nokia Corporation for a multi-year period.

On September 4, 2008, Zi issued a press release announcing that Zi was continuing to explore a variety of strategic alternatives, including opening a dialogue with Nuance.

Between September 5, 2008 and September 7, 2008, Nuance’s financial and legal advisors negotiated the terms of a confidentiality agreement and exclusivity agreement to replace the September 2007 Confidentiality Agreement previously entered into by the parties.

On September 8, 2008, Nuance and Zi entered into a new confidentiality agreement that replaced and superseded the September 5, 2007 confidentiality agreement previously entered into by Zi and Nuance.

On September 11, 2008, Nuance delivered to Zi’s board of directors a revised written, non-binding proposal to acquire all of the outstanding Common Shares of Zi for aggregate consideration of $55 million, payable in shares of Nuance common stock. The Nuance proposal required that Zi enter into an exclusivity agreement establishing a 15-day period during which Zi would agree not pursue any alternate transactions to allow Nuance to conduct a confirmatory due diligence review of Zi. On September 12, 2008, Nuance received a letter from Zi rejecting Nuance’s September 11, 2008 proposal.

On September 16, 2008, representatives of Nuance, Zi, Ridgecrest and Pagemill met at Nuance’s offices in Burlington, Massachusetts with the objective of reaching mutual agreement on price and terms for Nuance to acquire all of the outstanding Common Shares of Zi.

On September 16, 2008, Zi announced that it would not proceed with the investment by the strategic partner that had been announced on August 21, 2008.

On September 19, 2008, Zi’s Chairman, George Tai and Nuance’s Chairman and CEO, Paul Ricci had a telephone conversation to further attempt to reach agreement on price and terms.

On September 24, 2008, Nuance revised its non-binding proposal to increase the aggregate offer consideration to $67 million, payable half in cash and half in shares of Nuance common stock. Based on this non-binding proposal, the parties entered into a 15-day Exclusivity Agreement dated September 26, 2008 to facilitate a due diligence review and further negotiations between the parties.

From October 3, 2008 through October 18, 2008, representatives of Nuance and its financial and legal advisors conducted a due diligence review of Zi and its business. This review included discussions with Zi management and review of documents and other materials provided by Zi.

On October 3, 2008, Nuance’s legal counsel provided George Tai with draft documentation reflecting the terms of Nuance’s September 24, 2008 non-binding proposal.

On October 7, 2008, George Tai, Zi’s Chairman and outside legal counsel, provided Nuance’s legal counsel with extensive comments on and revisions to the draft documentation provided by Nuance on October 3, 2008.

On October 27, 2008, representatives of Pagemill contacted representatives of Ridgecrest by telephone to communicate Nuance’s revised non-binding proposal to acquire all of the outstanding Common Shares of Zi. Pursuant to Nuance’s revised proposal, Nuance proposed to acquire all of the outstanding Common Shares of Zi for aggregate consideration of $37.5 million, payable one half in cash and one half in shares of Nuance Common Stock. Nuance’s legal counsel provided George Tai with draft documentation reflecting the terms of Nuance’s revised non-binding proposal. Zi did not respond to the proposal.

On November 10, 2008, representatives of Ridgecrest contacted representatives of Pagemill to discuss scheduling a meeting to discuss Nuance’s non-binding October 27, 2008 proposal. Although a number of possible dates and times were proposed by the parties, no agreement was reached on a date for the meeting.

On November 23, 2008, representatives of Ridgecrest again contacted representatives of Pagemill to propose a meeting to discuss Nuance’s non-binding October 27, 2008 proposal. Again, no agreement was reached on a date for the proposed meeting.

On November 24, 2008, as a result of the failure of the parties to reach agreement on the terms of a transaction following prolonged discussions, Nuance determined that it would be in the best interest of both companies for Nuance to make an offer directly to Zi’s shareholders.

On November 26, 2008, Nuance commenced the Offer.

4.	Strategic Rationale

Nuance believes that the combination of Nuance and Zi, including the addition of Zi’s software products to Nuance’s product portfolio, will result in a number of benefits. These benefits include:

•	the ability to better serve the customer base of each company with a comprehensive portfolio of technologies, applications and expertise that will enable customers to effectively deploy innovative solutions;
•	the ability of the combined company to bring together an array of technical resources — including scientists and engineers and a broad patent portfolio;
•	the ability to leverage a unified sales infrastructure to expand sales coverage and create improved opportunities for selling the products of the combined company; and
•	the expected synergies from the combined research and development, marketing, sales and administrative areas of the company following the merger.

Further, in light of the need for significant dilutive financing required to execute Zi’s current business strategy, Nuance believes that the market price of Zi prior to disclosure of the August 14, 2008 letter fairly and accurately reflected the value of the underlying business in the hands of Zi management. Nuance will be able to offer customers a broader and more fully integrated product and technology portfolio than Zi can offer independently, increasing the value of these technologies to both the customers and Nuance. For these reasons, the Offeror is able to make the Offer, which represents significant value to Shareholders by providing them with a substantial premium to the price at which Common Shares were trading prior to the announcement of the Offer.

5.	Purpose of the Offer and the Offeror’s Plans for Zi

Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire control of, and ultimately the entire equity interest in, Zi. If each of conditions of the Offer is satisfied or waived by the Offeror and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Second Stage Transaction, in each case for cash consideration per Common Share equal in value to the consideration paid by the Offeror per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Common Shares acquired pursuant to the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or a Second Stage Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Zi, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Second Stage Transaction, or to propose a Second Stage Transaction on terms other than as described in the Circular. See Section 6 of the Circular, “Acquisition of Common Shares Not Deposited”.

Plans for Zi

Following the completion of the Offer, Nuance intends to conduct a review of Zi’s operations and business strategy with a view to determining how best to combine Zi’s operations with those of Nuance in order to optimize operational effectiveness. Nuance also plans to assess the various opportunities and risks associated with Zi’s ongoing research and development efforts. Following a detailed assessment of the potential value of these programs, Nuance will determine whether additional investment or dedication of resources is warranted.

If permitted by applicable law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Second Stage Transaction, if necessary, the Offeror intends to delist the Common Shares from the TSX and NASDAQ and cause Zi to cease to be a reporting issuer under the securities laws of each province of Canada in which it is a reporting issuer. The Offeror also intends to seek to cause Zi to apply for termination of registration of the Common Shares under the Exchange Act after the completion of the Offer as soon as the requirements for such termination are met. See Section 13 of the Circular, “Effect of the Offer on the Market for Securities; Public Disclosure by Zi; Exchange Act Registration; Margin Requirements”.

6.	Acquisition of Common Shares Not Deposited

General

The purpose of the Offer is to enable the Offeror to acquire all of the outstanding Common Shares. If the Offeror takes up and pays for Common Shares under the Offer, the Offeror will seek to complete a Compulsory Acquisition, if applicable, to acquire the remaining Common Shares or, if necessary, to acquire such remaining Common Shares pursuant to a Second Stage Transaction, as discussed below.

Compulsory Acquisition

If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is shorter, the Offer is accepted by the holders of not less than 90% of the Common Shares (calculated on a fully-diluted basis), other than Common Shares held at the date of the Offer by or on behalf of the Offeror or its affiliates and associates (as defined in the ABCA), and the Offeror acquires such Deposited Shares, then the Offeror intends, to the extent possible, to acquire pursuant to Part 16 of the ABCA and otherwise in accordance with applicable laws (a “Compulsory Acquisition”) the remainder of the Common Shares held by Shareholders who did not accept the Offer (each a “Dissenting Offeree”) (which definition includes any person who subsequently acquires any of such shares), on the same terms, including price, as the Common Shares that were acquired under the Offer.

To exercise this statutory right, the Offeror must give notice (the “Offeror Notice”) to the Dissenting Offerees of the proposed Compulsory Acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offer. Within 20 days of the giving of the Offeror Notice, the Offeror must pay or transfer to Zi the consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer. The consideration received by Zi will be deemed to be held in trust for the Dissenting Offerees, and Zi shall deposit such funds into a separate bank or other body corporate whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Québec Deposit Insurance Board.

Within 20 days after the receipt of the Offeror Notice, each Dissenting Offeree must send the certificates representing the Common Shares held by such Dissenting Offeree to Zi, and may elect either to transfer such shares to the Offeror on the terms on which the Offeror acquired Common Shares under the Offer or to demand payment of the fair value of such shares by so notifying the Offeror within the applicable period. Zi shall pay, on behalf of the Offeror, to each Dissenting Offeree who delivers share certificates to Zi and elects to accept the terms on which the Offeror acquired the Common Shares under the Offer, the funds to which the Dissenting Offeree is entitled.

If a Dissenting Offeree fails to notify the Offeror within the applicable period, the Dissenting Offeree will be deemed to have elected to transfer his or her Common Shares to the Offeror on the same terms (including price) as the Offeror acquired the Common Shares under the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of the Common Shares, the Offeror has the right to apply to the Court of Queen’s Bench of Alberta to fix the fair value of the Common Shares of such Dissenting Offeree. If no such application is made by the Dissenting Offeree or the Offeror within such periods set forth in Part 16 of the ABCA, the Dissenting Offeree will be deemed to have elected to transfer its Common Shares to the Offeror on the same terms that the Offeror acquired the Common Shares under the Offer. Any judicial determination of the fair value of the Common Shares of such Dissenting Offeree could be more or less than the value of the consideration payable pursuant to the Offer.

The foregoing is only a summary of the right of Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete and is qualified in its entirety by Part 16 of the ABCA, which is attached hereto as Schedule A. Holders of Common Shares should refer to Part 16 of the ABCA for the full text of the relevant statutory provisions, and those who wish to be better informed about those provisions should consult their own legal advisors. Part 16 of the ABCA is complex and requires strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

Second Stage Transaction

If the Offeror takes up and pays for Deposited Shares under the Offer and a Compulsory Acquisition described above is not available for any reason or the Offeror determines not to exercise such right, the Offeror will take such other action as is necessary to acquire any Common Shares not tendered to the Offer, including causing a special meeting of Shareholders to be called to consider a Second Stage Transaction. In connection with a Second Stage Transaction, Zi may continue as a separate subsidiary of the Offeror following the completion of any such transaction or Zi may be amalgamated or otherwise combined with one or more affiliates of the Offeror.

The details of any such Second Stage Transaction, including the timing of its implementation and the consideration to be received by the Dissenting Offerees, will necessarily be subject to a number of considerations, including the number of Common Shares acquired pursuant to the Offer. If the Offeror takes up and pays for such number of Common Shares under the Offer that, together with the Common Shares owned by the Offeror and its affiliates, constitutes at least 66 2/3% of the outstanding Common Shares (on a fully-diluted basis), the Offeror expects it will own sufficient Common Shares to effect a Second Stage Transaction. Although the Offeror currently intends to propose a Compulsory Acquisition or a Second Stage Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in the Offeror’s ability to effect such transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Zi, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Common Shares in accordance with applicable laws, including a Second Stage Transaction on terms not described in the Circular.

MI 61-101 may deem a Second Stage Transaction to be a “business combination” if such Second Stage Transaction would result in the interest of a Shareholder being terminated without the consent of such Shareholder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Second Stage Transaction relating to Common Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Second Stage Transactions to be “related party transactions”. However, if the Second Stage Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction. Following completion of the Offer, the Offeror would be a “related party” of Zi for the purposes of MI 61-101. The Offeror intends to carry out any such Second Stage Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 will not apply to such Second Stage Transaction.

MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting Zi and the Offeror or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering securityholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (and which disclosure has been provided herein). The Offeror expects that these exemptions will be available.

Depending on the nature and terms of the Second Stage Transaction, the provisions of the ABCA and Zi’s constating documents may require the approval of 66 2/3% of the votes cast by Shareholders at a meeting duly called and held for the purpose of approving the Second Stage Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination, the approval of a simple majority of the votes cast by “minority” Shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares, other than Common Shares held on the date of the Offer by or on behalf of Nuance or its affiliates and associates (as defined in the ABCA), at the time the Second Stage Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority Shareholders.

In relation to the Offer and any business combination, the “minority” Shareholders will be, unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities, all Shareholders other than the Offeror, any “interested party” (within the meaning of MI 61-101), a “related party” of an “interested party”, unless the related party meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested parties” nor “issuer insiders” (in each case within the meaning of MI 61-101) of the issuer, and any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Offeror may treat Common Shares acquired under the Offer as “minority” shares and vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed not later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such Common Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with Nuance in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Common Share that is not identical in amount and form to the entitlement of the general body of Shareholders in Canada of Common Shares. The Offeror currently intends that the consideration offered for Common Shares under any Second Stage Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer and that such Second Stage Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause any Common Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

Any such Second Stage Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Common Shares. The exercise of such right of dissent, if certain procedures are complied with by the Shareholder, could lead to a judicial determination of fair value required to be paid to such dissenting Shareholder for its Common Shares. The fair value so determined could be more or less than the amount paid per Common Share pursuant to such transaction or pursuant to the Offer.

The tax consequences to a Shareholder of a Second Stage Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 16 of the Circular, “Certain U.S. Federal Income Tax Considerations”.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Second Stage Transaction.

Other Alternatives

If the Offeror is unable to effect a Compulsory Acquisition or propose a Second Stage Transaction, or proposes a Second Stage Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Zi, or taking no action to acquire additional Common Shares. Subject to applicable laws, any additional purchases of Common Shares could be at a price greater than, equal to, or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Common Shares, or, subject to applicable laws, may either sell or otherwise dispose of any or all Common Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer.

7.	Source of Funds

The Offeror estimates that, if it acquires all of the Common Shares (on a fully-diluted basis) pursuant to the Offer, the total cash amount required to purchase such shares and to cover estimated fees and expenses, estimated to be approximately US$4.0 million in the aggregate, will be approximately US$22.8 million. Nuance or one of its affiliates will provide all funding required by the Offeror in connection with the Offer from cash on hand.

8.	Beneficial Ownership of and Trading in Securities

On August 21, 2008, the Offeror purchased 1,000 Common Shares on NASDAQ for an average price of $0.6538 per Common Share (excluding commission). This represents 0.002% of outstanding Common Shares on September 30, 2008. The specific details of the purchases are as follows:

	Number of securities
Description of securities	purchased	Purchase Price	Date of Purchase
Common Shares	40	.650	August 21, 2008
Common Shares	60	.630	August 21, 2008
Common Shares	100	.650	August 21, 2008
Common Shares	100	.650	August 21, 2008
Common Shares	100	.650	August 21, 2008
Common Shares	100	.650	August 21, 2008
Common Shares	500	.660	August 21, 2008

Except as set forth above, none of the Offeror or any of the directors and officers of the Offeror (including any of the persons listed in Schedule B to this Circular) or, to the knowledge of the Offeror after reasonable inquiry, any associate or affiliate of an insider, an insider of the Offeror (other than a director or officer of the Offeror) or any person acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any of the securities of Zi.

Except as set forth above, none of the Offeror or, to the knowledge of the Offeror after reasonable inquiry, any of the persons listed in Schedule B to this Circular or any associate (as defined under Rule 12b-2 of the Exchange Act) of the Offeror or any majority-owned subsidiary (as defined under Rule 12b-2 of the Exchange Act) of the Offeror has effected any transaction in Common Shares or any other equity securities of Zi during the 60 days preceding the Offer.

Except as set forth above, neither the Offeror nor, to the knowledge of the directors and officers of the Offeror after reasonable inquiry, any of the persons referred to above has traded in any securities of Zi during the six months preceding the date hereof.

9.	Commitments to Acquire Common Shares

Other than pursuant to the Offer, there are no agreements, commitments or understandings made by the Offeror to acquire any securities of Zi by the Offeror or, to the knowledge of the Offeror after reasonable inquiry, by:

(a)	any of its directors and officers;

(b)	any associate or affiliate of an insider of the Offeror;

(b)	an insider of the offeror, other than a director or officer of the Offeror; and

(c) any person acting jointly or in concert with the Offeror.

10.	Arrangements, Agreements or Understandings

There are no formal or informal arrangements, agreements, commitments, contracts, relationships or understandings made or proposed to be made between the Offeror or any of the directors, officers, controlling persons or subsidiaries (as defined under Rule 12b-2 of the Exchange Act) of the Offeror and Zi or any of the directors, officers, controlling persons or subsidiaries of Zi, and no payment or other benefit is proposed to be made or given by the Offeror to any of the directors or officers of Zi by way of compensation for loss of office or for remaining in or retiring from office if the Offer is successful. There are no arrangements, agreements, commitments, contracts, relationships or understandings, formal or informal, between the Offeror and any securityholder of Zi with respect to the Offer or between the Offeror and any person with respect to any securities of Zi in relation to the Offer.

11.	Material Changes and Other Information

Except as disclosed elsewhere in this Circular, the Offeror has no information which indicates any material change in the affairs of Zi since the date of the last published financial statements of Zi, and the Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

12.	Price Range and Trading Volume of Common Shares

The Common Shares are listed and posted for trading on the TSX and the NASDAQ. The following table sets forth, for the periods indicated, the high and low sales prices of the Common Shares and the volume of trading on the TSX, the principal market in which the Common Shares are traded, and the NASDAQ according to published sources.

Trading of Common Shares

	TSX			NASDAQ
	High	Low	Volume	High	Low	Volume
	(Cdn.$)	(Cdn.$)	(#)	(US$)	(US$)	(#)

Monthly 2008
November 1- 24	0.7100	0.3150	121,801	0.6200	0.2400	399,908
October	0.9000	0.4000	330,045	1.2300	0.4001	1,326,861
September	0.8000	0.6600	343,734	0.7600	0.6500	1,324,919
August	0.7700	0.3300	1,021,447	0.7600	0.3100	3,286,914
July	0.4600	0.3000	283,602	0.4500	0.2900	894,371
June	0.4600	0.3800	157,478	0.4800	0.3800	555,329
May	0.6500	0.4300	254,340	0.6300	0.4100	546,280
April	0.6400	0.5100	173,080	0.6500	0.5000	465,361
March	0.6600	0.5100	270,057	0.6900	0.5000	832,333
February	1.0300	0.5600	968,987	1.0000	0.5900	873,260
Quarterly 2008
July — September	0.8000	0.3000	1,648,783	0.7600	0.2900	5,506,204
April — June	0.6500	0.3800	584,898	0.6500	0.3800	1,566,970
January — March	1.0300	0.5100	1,558,937	1.1300	0.5000	2,365,509
2007
October — December	1.3500	0.7700	3,325,253	1.3500	0.7500	3,944,908
July — September	1.4800	0.6800	1,209,406	1.3700	0.6600	4,400,928
April — June	1.8800	1.1400	951,647	1.6400	1.0500	3,880,804
January — March	3.2000	1.8000	5,102,248	2.7300	1.5400	27,173,143
2006
October — December	2.9900	0.9500	2,949,903	2.8500	0.8400	25,285,385
July — September	1.7800	0.7400	1,299,173	1.5700	0.6600	3,894,202

Source: Bloomberg

The closing price of the Common Shares on the TSX and the NASDAQ on November 25, 2008, the last trading day prior to the announcement of the Offer, was Cdn.$0.3350 and US$0.2901, respectively.

13.	Effect of the Offer on the Market for Securities; Public Disclosure by Zi; Exchange Act Registration; Margin Requirements

Effect of the Offer on the Market for Securities

The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of Shareholders and, depending on the number of Common Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of any remaining Common Shares held by the public.

The rules and regulations of the TSX and the NASDAQ establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Common Shares from the TSX and the NASDAQ. Among such criteria is the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held.

If the Offer is successful, the Offeror’s current intention is to acquire the Common Shares of any Shareholders who have not accepted the Offer pursuant to a Compulsory Acquisition or Second Stage Transaction. See Section 6 of the Circular, “Acquisition of Common Shares Not Deposited”. If the Offeror proceeds with the acquisition of all of the Common Shares not deposited under the Offer, the Offeror intends that the Common Shares will be delisted from the TSX and NASDAQ. If the Common Shares are delisted from the TSX and the NASDAQ, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether Zi remains subject to public reporting requirements in Canada and the United States and other factors. There is, however, no assurance that any such transaction will be completed.

Public Disclosure by Zi

After the purchase of the Common Shares under the Offer and any Compulsory Acquisition or Second Stage Transaction, Zi may cease to be subject to the public reporting and proxy solicitation requirements of the ABCA and the securities laws of certain provinces of Canada and such other jurisdictions where Zi has similar obligations. Furthermore, it may be possible for Zi to request the elimination of the public reporting requirements of any province or jurisdiction where a small number of Shareholders reside. If permitted by law, subsequent to the completion of the Offer and any Compulsory Acquisition or Second Stage Transaction, the Offeror intends to cause Zi to cease to be a reporting issuer under the securities laws of each province of Canada and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

Exchange Act Registration

In the United States, the Common Shares are registered under the Exchange Act. Such registration may be terminated upon application by Zi to the SEC if the Common Shares are not listed on a U.S. national securities exchange or quoted on NASDAQ and there are fewer than 300 record holders of the Common Shares. The termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Zi to Shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the disclosure requirements of the U.S. Sarbanes-Oxley Act of 2002 and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to Zi. In addition, “affiliates” of Zi and persons holding “restricted securities” of Zi might be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the U.S. Securities Act. The Offeror intends to seek to cause Zi to terminate registration of the Common Shares under the Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Common Shares.

Margin Requirements

The Common Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

14.	Regulatory Matters

The Offeror’s obligation to take up and pay for Common Shares tendered under the Offer is conditional upon all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) that, in the Offeror’s sole discretion, are necessary or desirable to complete the Offer, Compulsory Acquisition or Second Stage Transaction, having been obtained or having concluded or, in the case of waiting or suspensory periods, having expired or terminated, each on terms and conditions satisfactory to the Offeror in its sole discretion.

The purchase of Common Shares pursuant to the Offer is not subject to mandatory pre-merger notification in Canada under Part IX of the Competition Act, in the United States under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or in the European Union under Council Regulation 139/2004/EC.

The Offer is not subject to pre-closing review and approval under the Investment Canada Act. A post-closing notification must be filed in respect of the Offer within 30 days of the Offer having been completed.

15.	Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to the Offeror, the following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares who sells Common Shares pursuant to this Offer or otherwise disposes of Common Shares pursuant to certain transactions described in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited”, and who, at all relevant times, for purposes of the Tax Act, (1) deals at arm’s length with Zi and the Offeror; (2) is not affiliated with Zi or the Offeror; (3) did not acquire the Common Shares pursuant to an employee stock option plan; and (4) holds the Common Shares as capital property (a “Holder”). Generally, the Common Shares will be capital property to a Holder provided the Holder does not hold those Common Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. This summary is not applicable to a Holder that is a “specified financial institution”; a Holder an interest in which is, or for which a Common Share would be, a “tax shelter investment” as defined in the Tax Act; a Holder which has elected under the Tax Act to report its Canadian tax results in a currency other than Canadian dollars; or, for purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a Holder that is a “financial institution”, as defined in the Tax Act. Such Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and counsel’s understanding of the current administrative policies and assessing practices of the CRA made publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not, and is not intended to be legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors having regard to their own particular circumstances and any other consequences to them under Canadian federal, provincial, territorial or local tax laws and under foreign tax laws.

Currency Conversion

Except for certain qualifying Canadian resident corporations which have elected to report their Canadian tax results in a currency other than Canadian dollars, for the purpose of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares must be converted into Canadian dollars based on the Canadian/U.S. dollar exchange rate quoted by the Bank of Canada at noon on the relevant day or such other rate or rates of exchange acceptable to the Minister of National Revenue. The amount of capital gains or capital losses realized by, or dividends received or deemed to be received by, a Holder may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.

Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Holder”). Certain Resident Holders, whose Common Shares might not otherwise be capital property, may, in certain circumstances, be entitled to have the Common Shares and all other “Canadian securities”, as defined in the Tax Act, owned by such Resident Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

Sale Pursuant to the Offer

A Resident Holder whose Common Shares are taken up and paid for under the Offer will realize a capital gain (or capital loss) to the extent that the proceeds received for such Common Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such Common Shares immediately before disposition. The general tax treatment of capital gains and capital losses is discussed below under the heading “Taxation of Capital Gains and Losses”.

Taxation of Capital Gains and Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one half of the amount of any capital gain (a “taxable capital gain”) realized in that year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Common Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such Common Share (or a share that such Common Share is deemed to be the same as) to the extent and under the circumstances prescribed by rules in the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own tax advisors regarding these rules.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable for a refundable tax of 6 2/3% on investment income, including taxable capital gains.

Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act.

Compulsory Acquisition of Common Shares

As described under Section 6 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to statutory rights of purchase under the ABCA. The tax consequences to a Resident Holder of a disposition of Common Shares in such circumstances will generally be as described above under “Sale Pursuant to the Offer”. Resident Holders whose Common Shares may be so acquired should consult their own tax advisors.

Where interest is paid to a Resident Holder in connection with the exercise of dissent rights under a Compulsory Acquisition, such interest must by included in computing the Resident Holder’s income for purposes of the Tax Act. Such Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of dissenting from a Compulsory Acquisition.

Second Stage Transaction

As described under Section 6 of the Circular, “Acquisition of Common Shares Not Deposited — Second Stage Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax treatment of a Second Stage Transaction to a Resident Holder will depend upon the exact manner in which the Second Stage Transaction is carried out. The Offeror may propose an amalgamation, arrangement, consolidation, capital reorganization, reclassification, continuance or other transaction. Depending upon the form of the Second Stage Transaction, a Resident Holder may realize a capital gain or capital loss and/or be deemed to receive a dividend.

Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Second Stage Transaction. No opinion is expressed herein as to the tax consequences of any such transaction to a Resident Holder.

By way of example, a Second Stage Transaction could be implemented by means of an amalgamation of Zi with a subsidiary of the Offeror pursuant to which Holders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation (“Redeemable Shares”) which would then be immediately redeemed for cash. In those circumstances, a Resident Holder would not realize a capital gain or capital loss as a result of such exchange of Common Shares for Redeemable Shares, and the cost of the Redeemable Shares received would be the aggregate adjusted cost base of the Common Shares to the Resident Holder immediately before the amalgamation.

Upon redemption of its Redeemable Shares, the Resident Holder would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to Resident Holders that are corporations, as discussed below) equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for purposes of computing any capital gain or capital loss arising on the redemption of such shares.

Subsection 55(2) of the Tax Act provides that where a Resident Holder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be treated instead as proceeds of disposition of the Redeemable Shares for the purpose of computing the Resident Holder’s capital gain or capital loss on the redemption of such shares. Accordingly, Resident Holders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, dividends deemed to be received by a Resident Holder that is a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but normally will also be deductible in computing its taxable income.

A Resident Holder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay the 33 1/3% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income.

In the case of a Resident Holder who is an individual, dividends deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the Resident Holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation. A dividend may be eligible for an enhanced gross-up and dividend tax credit if the recipient receives written notice from the issuer of the Redeemable Shares designating the dividend as an “eligible dividend” within the meaning of the Tax Act.

Pursuant to the current administrative position of the CRA, a Resident Holder who exercises his or her statutory right of dissent in respect of an amalgamation will be considered to have disposed of his or her Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Holder (other than interest awarded by a court of competent jurisdiction). As a result, a Resident Holder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Sale Pursuant to the Offer”. Any interest awarded to a dissenting Resident Holder by the court must be included in computing such Resident Holder’s income for the purposes of the Tax Act.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Common Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer that carries on an insurance business in Canada and elsewhere.

Sale Pursuant to the Offer

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares unless the Common Shares are “taxable Canadian property”, as defined in the Tax Act, to the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, the Common Shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that (1) the Common Shares are listed on a designated stock exchange under the Tax Act (which includes the TSX and the NASDAQ) at that time, and (2) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm’s length, or the Non-Resident Holder together with all such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of Zi at any time during the 60-month period that ends at that time. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property.

Non-Resident Holders whose Common Shares are taxable Canadian property should consult with their own tax advisors.

Compulsory Acquisition

Subject to the discussion below under “Delisting of Common Shares”, a Non-Resident Holder will not be subject to income tax under the Tax Act on a disposition of Common Shares either pursuant to the Offeror’s statutory rights of purchase described in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition” or on an exercise of dissent rights in respect thereof unless the Common Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. Interest paid or credited to a Non-Resident Holder in connection with the exercise of dissent rights under a Compulsory Acquisition generally will not be subject to Canadian withholding tax under the Tax Act.

Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of dissenting from a Compulsory Acquisition.

Second Stage Transaction

As described in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited — Second Stage Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares.

The tax treatment of a Second Stage Transaction to a Non-Resident Holder will depend upon the exact manner in which the Second Stage Transaction is carried out. A Non-Resident Holder may realize a capital gain or a capital loss and/or be deemed to receive a dividend, as discussed above under the heading “Holders Resident in Canada — Second Stage Transaction”. Whether or not a Non-Resident Holder would be subject to income tax under the Tax Act on any such capital gain would depend on whether the Common Shares or any shares issued as consideration for the Common Shares are “taxable Canadian property” to the Non-Resident Holder for purposes of the Tax Act or whether the Non-Resident Holder is entitled to relief under an applicable income tax convention and the circumstances at that time (see in particular the discussion below under “Delisting of Common Shares”). Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. Interest paid or credited to a Non-Resident Holder exercising its right to dissent in respect of a Second Stage Transaction generally will not be subject to Canadian withholding tax.

Delisting of Common Shares

As noted in Section 13 of the Circular, “Effect of the Offer on the Market for Securities; Public Disclosure by Zi; Exchange Act Registration; Margin Requirements”, Common Shares may cease to be listed on the TSX and NASDAQ following the completion of the Offer and may not be listed on either the TSX or NASDAQ at the time of their disposition pursuant to a Compulsory Acquisition or a Second Stage Transaction. Non-Resident Holders are cautioned that, if the Common Shares are not listed on a designated stock exchange at the time they are disposed of, (1) the Common Shares will be taxable Canadian property to the Non-Resident Holder; (2) the Non-Resident Holder may be subject to income tax under the Tax Act in respect of any capital gain realized on such disposition, subject to any relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident; and (3) unless the Common Shares are listed on a recognized stock exchange under the Tax Act, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder, in which case the Offeror will be entitled, pursuant to the Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Holder.

A Non-Resident Holder who disposes of “taxable Canadian property” must file a Canadian income tax return for the year in which the disposition occurs regardless of whether the Non-Resident Holder is liable for Canadian tax on any gain realized.

Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of not disposing of their Common Shares pursuant to the Offer.

16.	Certain U.S. Federal Income Tax Considerations

U.S. INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLAIMER. ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES SET FORTH IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED ON, AND CANNOT BE RELIED ON, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON UNDER THE U.S. INTERNAL REVENUE CODE OF

1986, AS AMENDED. SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION AND MARKETING (WITHIN THE MEANING OF U.S. TREASURY DEPARTMENT CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS CIRCULAR.

The following summary represents the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Nuance, with respect to certain U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) (and regarding Information Reporting and Backup Withholding, non-U.S. Holders as well) with respect to the disposition of Common Shares pursuant to the Offer or pursuant to certain transactions described in Section 6 of the Circular, “Acquisitions of Common Shares Not Deposited”. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, temporary and final U.S. Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of U.S. federal taxation other than income taxation, nor does it address all aspects of U.S. federal income taxation, including aspects of U.S. federal income taxation that may be applicable to particular Shareholders, such as Shareholders who are dealers in securities, insurance companies, tax exempt organizations, financial institutions, regulated investment companies, entities treated as partnerships for U.S. federal income tax purposes, those who hold their Common Shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, non-U.S. persons, U.S. Holders (as defined below) who have a functional currency other than the U.S. dollar, persons subject to alternative minimum tax, certain former citizens or residents of the United States or those who acquired their Common Shares pursuant to the exercise of employee options or otherwise as compensation. This summary is limited to persons that hold their Securities as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This discussion also does not address the U.S. federal income tax consequences to holders of options to purchase Common Shares or to Shareholders who own directly, indirectly and/or by attribution 10% or more of the Common Shares. In addition, this discussion does not address any state, local or non-U.S. tax consequences.

Holders of Common Shares are urged to consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Offer and other transactions described in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited”.

As used herein, the term “U.S. Holder” means a beneficial owner of Common Shares that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust, if it (A) is subject to the primary supervision of a U.S. court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Common Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

Sale Pursuant to the Offer

Subject to the discussion below under the heading “Considerations Relating to the Passive Foreign Investment Company Rules,” if Zi has not been a PFIC for U.S. federal income tax purposes, or if Zi has been a PFIC but a U.S. Holder has made a timely qualified electing fund (“QEF”) election, disposition of Common Shares pursuant to the Offer generally will result in recognition of capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount received and such holder’s adjusted tax basis in the Common Shares so disposed. Such capital gain or loss will generally be capital gain or loss if such holder has held such Common Shares for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations.

As noted in “Considerations Relating to the Passive Foreign Investment Company Rules,” a U.S. Holder can mitigate the negative tax consequences of PFIC status, in certain circumstances, by making a QEF election or mark-to-market election. Zi has stated in its public filings that it has not calculated certain amounts necessary for U.S. Holders to make a QEF election, and does not anticipate making these calculations in the foreseeable future. A mark-to-market election generally results in the inclusion of ordinary income with respect to any appreciation in such holder’s Shares as of the close of any taxable year of Zi covered by the election. If such a mark-to-market election applies and Zi remains a PFIC in the current year, then any gain realized by a U.S. Holder upon a disposition pursuant to the Offer will be classified as ordinary income for U.S. federal income tax purposes.

Compulsory Acquisition of Common Shares

The U.S. federal income tax consequences to a U.S. Holder of a disposition of Common Shares pursuant to a Compulsory Acquisition generally will be as described under “Sale Pursuant to the Offer” above.

Subject to the discussion below under the heading “Considerations Relating to the Passive Foreign Investment Company Rules”, and although there is no authority directly on point, a U.S. Holder who dissents in a Compulsory Acquisition and elects to receive the fair value for the holder’s Common Shares probably will recognize gain or loss at the time of the Compulsory Acquisition (even if the fair market value of the Common Shares has not yet been judicially determined at such time), in an amount equal to the difference between the “amount realized” and the adjusted tax basis of such Common Shares. For this purpose, although there is no authority directly on point, the amount realized generally should equal the sum of the U.S. dollar equivalent amounts, determined at the spot rate, of the trading values for the Common Shares on the settlement date of the Compulsory Acquisition. In such event, gain or loss also would be recognized by the U.S. Holder at the time the actual fair value payment is determined, to the extent that such payment exceeds or is less than the amount previously recognized. In addition, a portion of the actual payment received may instead be characterized as interest income, in which case the U.S. dollar equivalent to the Canadian dollar amount of such portion generally should be included in ordinary income in accordance with the U.S. Holder’s method of accounting.

Holders disposing of their Common Shares pursuant to a Compulsory Acquisition should consult their tax advisors with respect to any U.S. federal, state, local and non U.S. tax consequences to them.

Second Stage Transaction

If the Offeror is unable to effect a Compulsory Acquisition or if the Offeror elects not to proceed with a Compulsory Acquisition, then the Offeror may propose a Second Stage Transaction. The U.S. federal income tax consequences resulting therefrom will depend upon the manner in which the transaction is carried out and may be substantially similar to or materially different from the consequences described above.

A U.S. Holder who dissents in a Second Stage Transaction and elects to receive the fair value for the holder’s Common Shares generally will be treated in the same manner as described above under the heading “Compulsory Acquisition of Common Shares”.

Holders who participate in a Second Stage Transaction or who dissent in a Second Stage Transaction should consult their tax advisors with respect to any U.S. federal, state, local and non U.S. tax consequences to them.

Amounts Subject to Canadian Withholding Tax

A U.S. Holder who dissents from a Second Stage Transaction (or who is otherwise subject to Canadian withholding tax), as described in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada”, may be eligible, subject to a number of complex limitations, to claim a foreign tax credit or a deduction in respect of any Canadian taxes withheld. If a U.S. Holder elects to claim a foreign tax credit, rather than a deduction, for a particular taxable year, such election will apply to all foreign taxes paid by the holder in a particular year.

Considerations Relating to the Passive Foreign Investment Company Rules

A non-U.S. corporation will be a PFIC for any taxable year if either (1) 75% or more of its gross income in the taxable year is passive income, or (2) 50% or more of the value of its assets (based on an average of the quarterly value of the assets during the taxable year) is attributable to assets that produce, or are held for the production of, passive income. The IRS takes the position that interest on working capital or any other cash is passive income.

According to its public filings, Zi has disclosed that it has not determined whether it meets the definition of a PFIC for U.S. federal income tax purposes for the current tax year or any prior tax years. If Zi had been a PFIC for any taxable year in which Common Shares were held by U.S. Holders, such U.S. Holders could be subject to unfavorable tax consequences, including significantly more tax on the disposition of their Common Shares pursuant to the Offer, a Compulsory Acquisition or a

Second Stage Transaction. These tax consequences could be mitigated if the U.S. Holder makes, or has made, a timely QEF election or election to mark-to-market the holder’s Common Shares, and such election is in effect for the first taxable year, and each subsequent year, during which the U.S. Holder owns Common Shares that Zi is a PFIC. If neither election is or has been made, under the PFIC provisions, in any year in which the U.S. Holder disposes of Common Shares at a gain, special rules apply to the taxation of the gain. The gain must be allocated ratably to each day the U.S. Holder has held the Common Share. Amounts allocated to the current taxable year and to any taxable year prior to the first taxable year in which Zi becomes a PFIC are taxable as ordinary income rather than capital gain and are not eligible for the reduced rate of taxation applicable to certain dividends. Amounts allocable to each other year, beginning with the first year in such holding period during which the foreign company was a PFIC (a “Prior PFIC Year”), are taxable as ordinary income rather than capital gain at the highest tax rate in effect for that year, are not eligible for the reduced rate of taxation applicable to certain dividends, are subject to an interest charge at the rates applicable to deficiencies for income tax for those periods, and may not be offset by any deductions or losses.

The special PFIC rules described above will not apply to a U.S. Holder if the U.S. Holder makes or has made a timely election, which remains in effect, to treat Zi as a QEF for the first taxable year in which the U.S. Holder owns a Common Share and in which Zi is a PFIC, provided it complies with certain reporting requirements. Instead, a U.S. Holder that has made a QEF election is required for each taxable year, including the current taxable year, to include in income a pro rata share of Zi’s ordinary earnings as ordinary income and a pro rata share of its net capital gain as long-term capital gain, regardless of whether any such amounts are actually distributed, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. In order for the QEF election to be valid, Zi must provide U.S. Holders either (i) a statement showing such U.S. Holder’s pro rata share of Zi’s ordinary earnings and net capital gain (calculated for U.S. tax purposes) for Zi’s taxable year, (ii) sufficient information to enable the U.S. Holder to calculate its pro rata share for such year, or (iii) a statement that Zi has permitted the U.S. Holder to inspect and copy its permanent books of account, records, and such other documents as may be maintained by Zi that are necessary to establish that PFIC ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles. Treasury regulations provide that the Commissioner of Internal Revenue has the discretion to invalidate or terminate a QEF election if the U.S. Holder or Zi, or an intermediary, fails to satisfy the requirements for the QEF election. Zi has stated in its public filings that it has not calculated certain amounts necessary for U.S. Holders to make a QEF election, and does not anticipate making these calculations in the foreseeable future.

The special PFIC rules described in the second preceding paragraph also will not apply to a U.S. Holder if the U.S. Holder elects or has elected to mark the U.S. Holder’s Common Shares to market each year, provided Zi’s Shares are considered “marketable stock” within the meaning of the Treasury regulations. A U.S. Holder making this election recognizes as ordinary income or loss each year an amount equal to the difference, if any, as of the close of the taxable year between the fair market value of the holder’s PFIC shares and the holder’s adjusted tax basis in such shares. Losses are allowed only to the extent of net mark-to-market gain previously included in income by the U.S. Holder under the election for prior taxable years, reduced by losses allowed in prior taxable years. If the mark-to-market election were made, then the rules set forth in the second preceding paragraph would not apply for periods covered by the election, but any gain realized upon a disposition of such stock during any year in which Zi is a PFIC would be classified as ordinary income.

Because the PFIC rules are complex and because the impact of those rules on the U.S. federal income tax treatment of a disposition of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Second Stage Transaction is potentially significant, Holders are urged to consult their tax advisors with respect to any U.S. federal, state, local and non U.S. tax consequences to them, including whether or not (and the procedure) to make a QEF election.

Information Reporting and Backup Withholding

Payments made pursuant to the Offer, a Compulsory Acquisition or a Second Stage Transaction will be reported to the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all payments to which a U.S. Holder is entitled pursuant to the Offer, a Compulsory Acquisition or a Second Stage Transaction if such holder (1) fails to supply the paying agent with the Shareholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other Shareholders), certify under penalties of perjury that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the Shareholder’s U.S. federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. Holder will be asked to complete and sign a Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary. Shareholders who are not U.S. Holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the Depositary in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

17.	Depositary, U.S. Forwarding Agent, and Information Agent

Computershare Investor Services Inc. is acting as the Depositary and Computershare Trust Company N.A. is acting as the U.S. Forwarding Agent under the Offer. In such capacity, the Depositary and the U.S. Forwarding Agent will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario as specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer. The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary and the U.S. Forwarding Agent for certain liabilities, including liabilities under securities laws, and expenses of the Offer.

The Offeror has engaged Georgeson Shareholder Communications Canada, Inc. as the Information Agent to provide a resource for information for Shareholders. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who transmit their Common Shares directly to the Depositary or the U.S. Forwarding Agent.

Shareholders should contact the Depositary, the U.S. Forwarding Agent or the Information Agent for assistance in accepting the Offer and in depositing Common Shares with the Depositary or the U.S. Forwarding Agent.

18.	Dealer Manager

The Offeror may choose to engage a registered dealer as a dealer manager for the Offer and/or to form a soliciting dealer group comprised of members of the Investment Industry Regulatory Organization of Canada and the TSX to solicit acceptances of the Offer from persons resident in Canada. If the Offeror chooses to engage a dealer manager and/or to form a soliciting dealer group, then the Offeror expects that it will pay the dealer manager and/or members of the soliciting dealer group customary solicitation fees. The Offeror expects that if a dealer manager is engaged and/or a soliciting dealer group is formed, then the Offeror will provide notice of such event by press release and/or such other mans as the Offeror may determine. Investment advisors or registered representatives employed by soliciting dealers, if any, may solicit their clients to tender their Common Shares to the Offer. Soliciting dealers may pay an investment advisor or registered representative a portion of the solicitation fee, if any, for each Common Share tendered to the Offer by clients of or served by the investment advisor or registered representative.

19.	Legal Matters

The Offeror is being advised in respect of certain Canadian legal matters concerning the Offer by, and the opinion contained in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations” has been provided by Blake, Cassels & Graydon LLP. The Offeror is being advised in respect of certain U.S. legal matters concerning the Offer by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

Ms. Katherine Martin, a member of Nuance’s board of directors, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and currently serves on the firm’s Executive Management Committee and Finance Committee. For the fiscal year ended September 30, 2007, Nuance paid $8.6 million to Wilson Sonsini Goodrich & Rosati, Professional Corporation. As of September 30, 2007, Nuance had $5.1 million included in accounts payable and accrued expenses to Wilson Sonsini Goodrich & Rosati, Professional Corporation.

20.	Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

21.	Directors’ Approval

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to the Shareholders has been authorized, by the board of directors of the Offeror.

CONSENT OF COUNSEL (CANADIAN)

TO: The Directors of Nuance Communications, Inc.

We hereby consent to the reference to our opinion contained under the heading “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer to Purchase dated November 26, 2008 made by Nuance Communications, Inc. to the holders of Common Shares.

(Signed) BLAKE, CASSELS & GRAYDON LLP

Toronto Ontario
November 26, 2008

CONSENT OF COUNSEL (UNITED STATES)

TO: The Directors of Nuance Communications, Inc.

We hereby consent to the reference to our opinion contained under the heading “Certain U.S. Federal Income Tax Considerations” in the Circular accompanying the Offer to Purchase dated November 26, 2008 made by Nuance Communications, Inc. to the holders of Common Shares.

(Signed) WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION

Washington, D.C.
November 26, 2008

APPROVAL AND CERTIFICATE OF NUANCE COMMUNICATIONS, INC.

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to Shareholders has been authorized by the board of directors of Nuance Communications, Inc.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: November 26, 2008

(Signed) Thomas Beaudoin	(Signed) Jo-Anne Sinclair

Chief Financial Officer	General Counsel

On behalf of the board of directors of Nuance Communications, Inc.

(Signed) Paul A. Ricci	(Signed) Katharine A. Martin

SCHEDULE A

PART 16 OF THE BUSINESS CORPORATION ACT (ALBERTA)

Take-over Bids – Compulsory Purchase

Definitions

194 In this Part,

(a)	“dissenting offeree” means an offeree who does not accept a take-over bid and a person who acquires from an offeree a share for which a take-over bid is made;

(b)	“offer” includes an invitation to make an offer;

(c)	“offeree” means a person to whom a take-over bid is made;

(d)	“offeree corporation” means a corporation whose shares are the object of a take-over bid;

(e)	“offeror” means a person, other than an agent, who makes a take-over bid, and includes 2 or more persons who, directly or indirectly,

(i)	make take-over bids jointly or in concert, or

(ii)	intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made;

(f)	“share” means a share with or without voting rights and includes

(i)	a security currently convertible into such a share, and

(ii)	currently exercisable options and rights to acquire such a share or such a convertible security;

(g)	“take-over bid” means an offer made by an offeror to shareholders to acquire all the shares of any class of shares of an offeree corporation not already owned by the offeror, and includes every take-over bid by a corporation to repurchase all the shares of any class of its shares that leaves outstanding voting shares of the corporation.

1981 cB-15 s187

Compulsory acquisition of shares of dissenting offeree

195(1) A take-over bid is deemed to be dated as of the date on which it is sent.

(2) If within the time limited in a take-over bid for its acceptance or within 120 days after the date of a take-over bid, whichever period is the shorter, the bid is accepted by the holders of not less than 90% of the shares of any class of shares to which the take-over bid relates, other than shares of that class held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on the bid being so accepted and on complying with this Part, to acquire the shares of that class held by the dissenting offerees.

(3)	The rights of an offeror and offeree under this Part are subject to any unanimous shareholder agreement.

1981 cB-15 s188;1981 c44 s1

Offeror’s notices

196(1) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within 60 days after the date of termination of the take-over bid and in any event within 180 days after the date of the take-over bid, an offeror’s notice to each dissenting offeree stating that

(a)	the offerees holding not less than 90% of the shares to which the bid relates have accepted the take-over bid,

(b)	the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid,

(c)	a dissenting offeree is required to elect

(i)	to transfer the offeree’s shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii)	to demand payment of the fair value of the offeree’s shares

(A)	by notifying the offeror, and

(B)	repealed 2005 c8 s45,

within 20 days after the offeree receives the offeror’s notice,

(d)	a dissenting offeree who does not notify the offeror is deemed to have elected to transfer the offeree’s shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid, and

(e)	a dissenting offeree shall send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation within 20 days after the offeree receives the offeror’s notice.

(2) Concurrently with sending the offeror’s notice under subsection (1), the offeror shall send or deliver to the offeree corporation a copy of the offeror’s notice, which constitutes a demand under section 88(1) of the Securities Transfer Act that the offeree corporation not register a transfer with respect to each share held by a dissenting offeree.

RSA 2000 cB-9 s196;2006 cS-4.5 s106

Surrender of share certificate and payment of money

197(1) A dissenting offeree to whom an offeror’s notice is sent under section 196(1) shall, within 20 days after the offeree receives that notice, send the offeree’s share certificates of the class of shares to which the take-over bid relates to the offeree corporation.

(2) Within 20 days after the offeror sends an offeror’s notice under section 196(1), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under section 196(1)(c)(i).

1981 cB-15 s190

Offeree corporation’s obligations

198(1) The offeree corporation is deemed to hold in trust for the dissenting offerees the money or other consideration it receives under section 197(2), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Québec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

(2) Within 30 days after the offeror sends an offeror’s notice under section 196(1), the offeree corporation shall, if the offeror has paid or transferred to the offeree corporation the money or other consideration referred to in section 197(2),

(a)	issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees,

(b)	give to each dissenting offeree who elects to accept the take-over bid terms under section 196(1)(c)(i) and who sends or delivers the offeree’s share certificates as required under section 197(1), the money or other consideration to which the offeree is entitled, disregarding fractional shares, which may be paid for in money, and

(c)	send to each dissenting shareholder who has not sent the shareholder’s share certificates as required under section 197(1) a notice stating that

(i)	the shareholder’s shares have been cancelled,

(ii)	the offeree corporation or some designated person holds in trust for the shareholder the money or other consideration to which the shareholder is entitled as payment for or in exchange for the shareholder’s shares, and

(iii)	the offeree corporation will, subject to sections 199 to 205, send that money or other consideration to the shareholder forthwith after receiving the shareholder’s shares.

1981 cB-15 s191

Offeror’s right to apply

199(1) If a dissenting offeree has elected to demand payment of the fair value of the offeree’s shares under section 196(1)(c), the offeror may, within 20 days after the offeror has paid the money or transferred the other consideration under section 197(2), apply to the Court to fix the fair value of the shares of that dissenting offeree.

(2) If an offeror fails to apply to the Court under subsection (1), a dissenting offeree may apply to the Court for the same purpose within a further period of 20 days after the 20-day period referred to in subsection (1) has elapsed.

(3) Where no application is made to the Court under subsection (2) within the 20-day period provided for in that subsection, the dissenting offeree is deemed to have elected to transfer the offeree’s shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid.

RSA 2000 cB-9 s199;2005 c8 s46

No security for costs

200 A dissenting offeree is not required to give security for costs in an application made under this Part.

1981 cB-15 s193

Procedure on application

201 If more than one application is made under sections 196 and 199, the offeror or a dissenting offeree may apply to have the applications heard together.

1981 cB-15 s194

Court to fix fair value

202 On an application under this Part, the Court shall fix a fair value for the shares of each dissenting offeree who is a party to the application.

1981 cB-15 s195

Power of Court

203 The Court may in its discretion appoint one or more appraisers to assist the Court to fix a fair value for the shares of a dissenting offeree.

1981 cB-15 s196

Final order

204 The final order of the Court is to be made against the offeror in favour of each dissenting offeree who has elected to demand payment of the fair value of the offeree’s shares for the fair value of the offeree’s shares as fixed by the Court.

1981 cB-15 s197

Additional powers of Court

205 In connection with proceedings under this Part, the Court may make any order it thinks fit and, without limiting the generality of the foregoing, it may do any or all of the following:

(a)	fix the amount of money or other consideration that is required to be held in trust under section 198(1);

(b)	order that that money or other consideration be held in trust by a person other than the offeree corporation;

(c)	allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date the offeree sends or delivers the offeree’s share certificates under section 197(1) until the date of payment;

(d)	order that any money payable to a shareholder who cannot be found be paid to the Crown and section 228(3) applies in respect of money so paid.

RSA 2000 cB-9 s205;2005 c8 s47

Corporation’s offer to repurchase its own shares

206(1) If the take-over bid is an offer by a corporation to repurchase its own shares section 196(2) does not apply, and section 197(2) does not apply, but the corporation shall comply with section 198(1) within 20 days after it sends an offeror’s notice under section 196(1).

(2)  Subsection (3) applies if

(a)	the take-over bid is an offer by a corporation to repurchase its own shares, and

(b)	the corporation is prohibited by section 34

(i)	from depositing or placing the consideration for the shares pursuant to section 198(1), or

(ii)	paying the amount for the shares fixed by the Court pursuant to section 202.

(3)	If the conditions referred to in subsection (2) are met, the corporation

(a)	shall re-issue to the dissenting offeree the shares for which the corporation is not allowed to pay, and

(b)	is entitled to use for its own benefit any money or consideration deposited or placed under section 198(1), and the dissenting offeree is reinstated to the offeree’s full rights, as a shareholder.

1981 cB-15 s199

SCHEDULE B

DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR

The names of the directors and executive officers of Nuance Communications, Inc. and their present principal occupations or employment and material employment history during the past five years are set forth below. Unless otherwise indicated, each individual is a citizen of the United States, his or her business address is c/o Nuance Communications, Inc., 1 Wayside Road, Burlington, Massachusetts 01803, and his or her business telephone number is (781) 565-5000.

None of the persons listed below has been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or (2) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each of the persons listed below is a citizen of the United States.

NUANCE COMMUNICATIONS, INC.

Directors

Paul A. Ricci, Chairman of the Board

Mr. Ricci has served as Nuance’s Chairman since March 1999 and Nuance’s Chief Executive Officer since August 21, 2000. From May 1992 to August 2000, Mr. Ricci held several positions at Xerox, including, President, Desktop Systems Division, President, Software Solutions Division, and Vice President, Corporate Business Development. Between June 1997 and March 1999, Mr. Ricci served as Chairman of the Board of Directors of Nuance Communications, Inc. (formerly, ScanSoft Inc.), which was then operating as an indirect wholly owned subsidiary of Xerox.

Robert J. Frankenberg

Mr. Frankenberg has served as a director since March 2000. Mr. Frankenberg is the owner of NetVentures, a management consulting firm. From December 1999 to July 2006, Mr. Frankenberg served as Chairman of Kinzan, Inc. (formerly located at 5857 Owens, Suite 112, Carlsbad, CA 92008), an Internet Services software platform provider. From May 1997 to July 2000, Mr. Frankenberg served as Chairman, President and Chief Executive Officer of Encanto Networks, Inc., a developer of hardware and software designed to enable the creation of businesses on the Internet. From April 1994 to August 1996, Mr. Frankenberg was Chairman, President and Chief Executive Officer of Novell, Inc., a developer of network and office software. Mr. Frankenberg is a director of National Semiconductor and Secure Computing Corporation. Mr. Frankenberg also serves on several boards of privately held companies. Mr. Frankenberg serves as Chairman of Nuance’s Audit and Compensation Committees and also serves on Nuance’s Governance and Nominating Committees.

Jeffrey A. Harris

Mr. Harris has served on Nuance’s Board since September 2005, and was appointed to the Board pursuant to the terms of a Stockholders Agreement between Nuance and the private equity firm Warburg Pincus & Co. Since 1988, Mr. Harris has been a Member and Managing Director of Warburg Pincus LLC and a partner of Warburg Pincus & Co (both located at 466 Lexington Avenue, New York, NY 10017). Mr. Harris joined Warburg Pincus & Co. in April 1983. Mr. Harris serves as a director of Bill Barrett Corporation, Knoll, Inc. and ElectroMagnetic GeoServices A.S. and several privately held companies. Mr. Harris received a B.S. in Economics from the Wharton School, University of Pennsylvania and an M.B.A. from Harvard Business School.

William H. Janeway

Mr. Janeway has served as a director since April 2004 and was appointed to the Board pursuant to the terms of a Stockholders Agreement between Nuance and the private equity firm Warburg Pincus & Co. Mr. Janeway is a Senior Advisor of Warburg Pincus LLC (located at 466 Lexington Avenue, New York, NY 10017) and has been employed by Warburg Pincus LLC since July 1988. Prior to joining Warburg Pincus LLC, Mr. Janeway served as Executive Vice President and a director at

Eberstadt Fleming Inc. from 1979 to July 1988. Mr. Janeway is a director of NYFIX, Inc. and several privately held companies. Mr. Janeway holds a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

Katharine A. Martin

Ms. Martin has served as a director since December 1999. Since September 1999, Ms. Martin has served as a Member of the law firm Wilson Sonsini Goodrich & Rosati, Professional Corporation (located at 650 Page Mill Road, Palo Alto, CA 94304). Ms. Martin currently serves on the firm’s Executive Management Committee and Finance Committee and from July 1, 2004 to June 30, 2007 served as the head of the firm’s Business Department. Wilson Sonsini Goodrich & Rosati serves as Nuance’s primary outside corporate and securities counsel. Prior thereto, Ms. Martin was a Partner of Pillsbury Madison & Sutro LLP. Ms. Martin also serves on the board of directors of the Wilson Sonsini Goodrich & Rosati Foundation, a non-profit organization, and The Ronald McDonald House at Stanford, a non-profit organization. Ms. Martin serves as Chairman of Nuance’s Governance Committee.

Mark B. Myers

Dr. Myers has served as a director since March 2, 1999. Dr. Myers served as Senior Vice President, Xerox Research and Technology, responsible for worldwide research and technology from February 1992 until April 2000. From 2000 to 2005, Dr. Myers was a Senior Fellow, and from July 2002 to June 2005 was a visiting Executive Professor at the Wharton School, University of Pennsylvania (located at 420 Jon M. Huntsman Hall, 3730 Walnut Street, Philadelphia, PA 19104). Dr. Myers serves as Chairman of Nuance’s Nominating Committee and also serves on Nuance’s Audit and Compensation Committees.

Philip J. Quigley

Mr. Quigley has served as a director since the consummation of the acquisition of the former Nuance Communications, Inc. in September 2005, and was originally appointed to the Board in accordance with the terms of the Merger Agreement pursuant to which Nuance acquired the former Nuance Communications, Inc. Mr. Quigley served as Chairman, President, and Chief Executive Officer of Pacific Telesis Group, a telecommunications holding company in San Francisco, California, from April 1994 until his retirement in December 1997. Since 1994, Mr. Quigley has also served as a director of Wells Fargo & Company (located at 420 Montgomery Street, San Francisco, CA 94163) and as an advisor to several private organizations. Mr. Quigley serves on Nuance’s Audit Committee.

Robert G. Teresi

Mr. Teresi has served as a director since March 13, 2000. Mr. Teresi served as Chairman of the Board, Chief Executive Officer and President of Caere Corporation from May 1985 until March 2000. Mr. Teresi serves on Nuance’s Governance Committee.

Executive Officers

Paul A. Ricci, Chairman of the Board of Directors and Chief Executive Officer

(See above)

Steven G. Chambers, President, Mobile and Enterprise Services Division

Mr. Chambers has served as Nuance’s President, Mobile and Enterprise Services Division since October 2008. From October 2007 to October 2008, Mr. Chambers served as President of Nuance’s Mobile and Consumer Services Division. Prior to that position, from March 2004 to October 2007, Mr. Chambers served as Nuance’s President, SpeechWorks Solutions Business Unit. Mr. Chambers joined Nuance in August 2003 as General Manager, Networks Business Unit in connection with Nuance’s acquisition of SpeechWorks International, Inc. and was elected an executive officer on March 1, 2004. From September 1999 to August 2003, Mr. Chambers served as the Chief Marketing Officer of SpeechWorks International, Inc.

Donald W. Hunt, President, Global Sales

Mr. Hunt has served as Nuance’s President, Global Sales since October 2007 and served as Nuance’s Senior Vice President, Worldwide Sales from September 2006 to October 2007. From June 2004 through June 2006, Mr. Hunt served as Senior Vice President of Worldwide Sales of Macromedia, Inc., a software company which was acquired by Adobe Systems Incorporated in 2005 (located at 345 Park Avenue, San Jose, CA 95110). Prior to joining Macromedia, from December 2001 to May 2003, Mr. Hunt served as Senior Vice President of Worldwide Field Operations for MatrixOne, Inc. From January 1999 to April 2001, Mr. Hunt served as Senior Vice President of Worldwide Field Operations at Genesys Telecommunications Laboratories, Inc. a subsidiary of Alcatel.

John D. Shagoury, President, Healthcare and Imaging Division

Mr. Shagoury has served as Nuance’s President, Healthcare and Imaging Division since October 2008. From October 2007 to October 2008, Mr. Shagoury serviced as President of Nuance’s, Imaging Division. From March 2004 to October 2007, Mr. Shagoury served as President of Nuance’s Productivity Business Applications Business Unit. From January 2003 to December 2003, Mr. Shagoury held the position of President of Kubi Software, Inc. (formerly located at 55 Old Bedford Road, Lincoln, MA 01773), a provider of collaboration software. From June 2000 to April 2002, Mr. Shagoury served as President of Lernout&Hauspie Holdings USA. From June 1998 to June 2000, Mr. Shagoury served as President of Dragon Systems, Inc.

Jeanne F. McCann, Executive Vice President of Operations and President, Healthcare and Imaging Division

Ms. McCann has served as Nuance’s Executive Vice President of Operations since October 2007 and has also served, with Mr. Shagoury, as Nuance’s President, Healthcare and Imaging Division since October 2008. From September 2003 to October 2007, Ms. McCann served as Nuance’s Senior Vice President of Research and Development. From December 2001 to September 2003, Ms. McCann served as Senior Vice President Speech Research and Development. From June 2000 to December 2001, Ms. McCann served as Senior Vice President, Development — SLS Division of Lernout & Hauspie. From July 1998 to June 2000, Ms. McCann served as Vice President, Development for Dragon Systems, Inc.

Thomas Beaudoin, Executive Vice President and Chief Financial Officer

Mr. Beaudoin has served as Nuance’s Executive Vice President and Chief Financial Officer since August 2008. Mr. Beaudoin was employed by Polaroid Corporation (located at 1265 Main Street, Waltham, MA 02451), a leader in consumer electronics, from February 2004 to June 2008, during which time he served as President, Chief Financial Officer and Chief Operating Officer from July 2005 to June 2008 and Vice President and Controller from February 2004 to June 2005. Prior to joining Polaroid, Mr. Beaudoin served as a financial consultant to Sycamore Networks, Inc. (located at 220 Mill Road, Chelmsford, MA 01824), a networking products supplier, from October 2003 to February 2004. From November 2002 to May 2003, Mr. Beaudoin served as acting Chief Financial Officer and from October 2000 to October 2002 was Senior Vice President of Finance for Parametric Technology Corporation.

The Depositary for the Offer is:

Computershare Investor Services Inc.

By Mail P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions	By Registered Mail, by Hand or by Courier 100 University Avenue 9th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

Telephone: 1-514-982-7555
Toll Free: 1-800-564-6253
E-Mail: corporateactions@computershare.com

Calgary

By Registered Mail, by Hand or by Courier
Western Gas Tower
600, 530 – 8th Avenue S.W.
Calgary, Alberta T2P 3S8

The U.S. Forwarding Agent is:

Computershare Trust Company N.A.

By Mail	By Registered Mail, by Hand or by Courier
P.O. Box 43011	250 Royall Street
Providence, RI 02940-3014	Canton, MA 02021
Attention: Corp Act CPU Canada	Attention: Corp Act CPU Canada

The Information Agent for the Offer is:

In Canada:	In the United States:
100 University Avenue 11th Floor, South Tower Toronto, Ontario M5J 2Y1 Call Toll Free: (800) 733-6209	199 Water Street – 26th Floor New York, NY 10038 Banks and Brokers Call: (212) 440-9800 Shareholders Call Toll Free: (800) 733-6209

Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.